Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee(1)
Medium-Term Notes, Series B	$2,500,000	$267.50
(1) Calculated in accordance with Rule 457(r) of the Securities Act of 1933, as amended. The filing fee of $267.50 is being paid in connection with the registration of these Medium-Term Notes, Series B.

Filed pursuant to Rule 424(b)(2)
Registration No. 333-136666
PRICING SUPPLEMENT
(To Prospectus dated August 16, 2006 and
Prospectus Supplement dated August 16, 2006)
The Bear Stearns Companies Inc.
3 Year Medium-Term Notes, Linked to the Outperformance of the ISE SINdex® Index Relative to the Standard and Poor’s S&P 500®

Due January 29, 2010
•
The Notes are linked to the outperformance of the ISE SINdex® Index (the “SINdex”) relative to the return of the S&P 500® Index (the “S&P500”, and along with the SINdex, each an “Index” and collectively the “Indices”) during the term of the Notes. When we refer to Notes in this pricing supplement, we mean Notes with a principal amount of $1,000. On the Maturity Date, you will receive the Cash Settlement Value, an amount in cash that depends upon the performance of the Index Return of the SINdex relative to the Index Return of the S&P500.

•	The Cash Settlement Value will be calculated as follows:
(i) If, at maturity, the Relative Return is equal to or greater than 0%, then, on the Maturity Date, you will receive an amount per $1,000 Note equal to the sum of: (i) $1,000, plus (ii) $1,000 multiplied by 150% of the Relative Return.
(ii) If, at maturity, the Relative Return is negative, then, on the Maturity Date, you will receive an amount per $1,000 Note equal to the difference of: (i) $1,000, minus (ii) $1,000 times the absolute value of the Relative Return. In any event, the Cash Settlement Value is subject to a minimum of zero. If the Relative Return is negative at maturity, investors may lose up to 100% of the principal amount of their Notes.
•
With respect to each Index, the “Index Return” of such Index is the amount, expressed as a percentage, resulting from the quotient of: (i) the Final Index Level of such Index divided by (ii) its Initial Index Level.

•	The “Relative Return” is an amount, expressed as a percentage, resulting from the difference of: (i) the Index Return of the SINdex minus (ii) the Index Return of the S&P500.
•	The Notes are not principal protected and we will not pay interest during the term of the Notes.
•	The Upside Participation Rate is equal to 150%.
•	The CUSIP number for the Notes is 073928T29.
•	The Notes will not be listed on any securities exchange or quotation system.
•
The Maturity Date for the Notes is expected to be January 29, 2010, however, if the Calculation Date is adjusted due to the occurrence of a Market Disruption Event, the Maturity Date will be three Index Business Days following the adjusted Calculation Date.

•	The scheduled Calculation Date for the Notes is January 27, 2010. The Calculation Date is subject to adjustment as described herein.
INVESTMENT IN THE NOTES INVOLVES CERTAIN RISKS INCLUDING THE RISK THAT YOU MAY LOSE ALL OR SUBSTANTIALLY ALL OF YOUR INVESTMENT IN THE NOTES. THERE MAY NOT BE A SECONDARY MARKET IN THE NOTES, AND IF THERE WERE TO BE A SECONDARY MARKET, IT MAY NOT BE LIQUID. YOU SHOULD REFER TO “RISK FACTORS” BEGINNING ON PAGE PS-10.
“Standard & Poor’s®,” “S&P®” and “S&P 500®” Index are trademarks of Standard & Poor’s, a division of The McGraw-Hill Companies, Inc. (“S&P”) and have been licensed for use for certain purposes by The Bear Stearns Companies Inc. The Notes are not sponsored, endorsed, sold or promoted by S&P, and S&P makes no representation regarding the advisability of investing in the Notes. “International Securities Exchange®” and “SINdex®” are trademarks of the International Securities Exchange, Inc (“ISE” or along with S&P, each a “Sponsor”) and have been licensed for use for certain purposes by The Bear Stearns Companies Inc. The Notes are not sponsored, endorsed, sold or promoted by ISE, and ISE makes no representation regarding the advisability of investing in the Notes.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the Notes or determined that this pricing supplement, or the accompanying prospectus supplement and prospectus, is truthful or complete. Any representation to the contrary is a criminal offense.
	Per Note	Total
Initial public offering price[1]	100.00%[2]	$2,500,000
Agent’s commission	2.50%	$62,500
Proceeds, before expenses, to us	97.50%	$2,437,500
1 Investors who purchase an aggregate amount of at least $1,000,000 of Notes will be entitled to purchase such Notes for 99.00% of the principal amount.
2 Any additional reissuances will be offered at a price to be determined at the time of pricing of each offering of Notes, which price will be a function of the prevailing market conditions and the performance of the SINdex relative to the S&P500 at the time of the relevant sale.
We may grant Bear Stearns a 30-day option from the date of this pricing supplement to purchase from us up to an additional $375,000 of Notes at the public offering price to cover any over-allotments.
We expect that the Notes will be ready for delivery in book-entry form only through the book-entry facilities of The Depository Trust Company in New York, New York, on or about January 31, 2007, against payment in immediately available funds. The distribution of the Notes will conform to the requirements set forth in Rule 2720 of the National Association of Securities Dealers, Inc. Conduct Rules.
_______________
Bear, Stearns & Co. Inc.
January 31, 2007

SUMMARY

This summary highlights selected information from the accompanying prospectus and prospectus supplement and this pricing supplement to help you understand the Notes linked to the Indices. You should carefully read this entire pricing supplement and the accompanying prospectus supplement and prospectus to fully understand the terms of the Notes, as well as certain tax and other considerations that are important to you in making a decision about whether to invest in the Notes. You should carefully review the section “Risk Factors” in this pricing supplement and “Risk Factors” in the accompanying prospectus supplement which highlight a number of significant risks, to determine whether an investment in the Notes is appropriate for you. All of the information set forth below is qualified in its entirety by the more detailed explanation set forth elsewhere in this pricing supplement and the accompanying prospectus supplement and prospectus. If information in this pricing supplement is inconsistent with the prospectus or prospectus supplement, this pricing supplement will supersede those documents. In this pricing supplement, the terms “Company,” “we,” “us” and “our” refer only to The Bear Stearns Companies Inc. excluding its consolidated subsidiaries. In addition, “Bear Stearns” refers to our agent, Bear, Stearns and Co. Inc.

The Bear Stearns Companies Inc. Medium-Term Notes, Series B due January 29, 2010 (the “Notes”), are Notes with a return tied or “linked” to the outperformance of the Index Return of the SINdex relative to the Index Return of the S&P500 over the term of the Notes. When we refer to Note or Notes in this pricing supplement, we mean $1,000 principal amount of Notes. On the Maturity Date, you will receive the Cash Settlement Value, an amount in cash that depends upon the Relative Return. The “Relative Return” is the amount, expressed as a percentage, resulting from the difference of: (i) the Index Return of the SINdex minus (ii) the Index Return of the S&P500. With respect to each Index, the “Index Return” of such Index is the amount, expressed as a percentage, resulting from the quotient of: (i) the Final Index Level of such Index divided by (ii) its Initial Index Level. If, at maturity, the Relative Return is equal to or greater than 0%, then, on the Maturity Date, you will receive an amount per $1,000 Note equal to the sum of: (i) $1,000, plus (ii) $1,000 multiplied by 150% of the Relative Return. If, at maturity, the Relative Return is negative, then, on the Maturity Date, you will receive an amount per $1,000 Note equal to the difference of: (i) $1,000, minus (ii) $1,000 times the absolute value of the Relative Return. In any event, the Cash Settlement Value is subject to a minimum of zero. If the Relative Return is negative at maturity, investors may lose up to 100% of the principal amount of their Notes. We will not pay interest during the term of the Notes.

Selected Risk Considerations

•
Possible loss of principal—Your investment in the Notes is not principal protected and you may lose up to 100% of your initial investment. If you sell your Notes prior to maturity you may receive less than the amount you originally invested. In addition, if the S&P 500 outperforms the SINdex, you will receive less than the amount you originally invested.

•
No interest, dividend or other payments—You will not receive any interest, dividend payments or other distributions on the stocks underlying the Indices, nor will such payments be included in the calculation of the Cash Settlement Value you will receive at maturity.

•
Not exchange-listed—The Notes will not be listed on any securities exchange or quotation system, and we do not expect a trading market to develop, which may affect the price that you receive for your Notes upon any sale prior to maturity.

•
Liquidity—If a trading market were to develop in the Notes, it may not be liquid. Our subsidiary, Bear Stearns has advised us that they intend under ordinary market conditions to indicate prices for the Notes on request. However, we cannot guarantee that bids for outstanding Notes will be made; nor can we predict the price at which any such bids will be made. In any event, Notes will cease trading as of the close of business on the Maturity Date.

•	Yield—The yield on the Notes may be less than the overall return you would earn if you purchased a conventional debt security at the same time and with the same maturity.

•
Return related to the relative return of the Indices—If the Index Return of the SINdex is less than the Index Return of the S&P500, you will suffer a loss (i.e. you will receive less than the amount you originally invested), even if the Index Return of the SINdex is positive.

Selected Investment Considerations

•
Relative performance—The Notes will offer a positive return so long as the Index Return of the SINdex is greater than the Index Return of the S&P500 on a relative basis. Even if both Indices have declined in value at maturity, if the Index Return of the SINdex has declined by less than the Index Return of the S&P500 (on a percentage basis), the Notes will pay a positive return at maturity equal to 150% of the difference.

•	No current income—We will not pay interest during the term of the Notes.

•
Growth potential—The Notes offer the possibility to participate in the potential outperformance of the Index Return of the SINdex relative to the Index Return of the S&P500. The Cash Settlement Value is based upon whether the Index Return of the SINdex is greater than the Index Return of the S&P500. In addition, because of the Upside Participation Rate, in the event that there is outperformance of the SINdex relative to the S&P500, investors will receive a 1.5% return for every 1.0% increase in the Relative Return.

•	Medium-term investment—The Notes may be an attractive investment for investors who have a bullish view of the relative performance of the SINdex compared to the S&P500 during the term of the Notes.

•
Diversification—Because the SINdex is currently based on the equity prices of 20 constituent companies and the S&P500 is currently based on the equity prices of 500 constituent companies, the Notes may allow you to diversify an existing portfolio.

•	Tax Considerations—We intend to treat each Note as a pre-paid cash-settled executory contract.

•	Low minimum investment—Notes can be purchased in increments of $1,000.

KEY TERMS

Issuer:	The Bear Stearns Companies Inc.

Indices:
Standard & Poor’s S&P 500® Index (ticker “SPX”), as published by Standard & Poor’s, a division of The McGraw-Hill Companies, Inc. (“Standard & Poor’s”), and ISE SINdex® Index (ticker “SIN”), as published by the International Securities Exchange Inc., (“ISE”).

Face Amount:
Each Note will be issued in minimum denominations of $1,000 and $1,000 multiples thereafter; provided, however, that the minimum purchase for any purchaser domiciled in a Member State of the European Economic Area shall be $100,000. The aggregate principal amount of the Notes being offered is $2,500,00. When we refer to Note or Notes in this pricing supplement, we mean Notes with a principal amount of $1,000.

Cash Settlement Value:
If, at maturity, the Relative Return is equal to or greater than 0%, then, on the Maturity Date, you will receive an amount per $1,000 Note equal to the sum of: (i) $1,000, plus (ii) $1,000 multiplied by 150% of the Relative Return.

If, at maturity, the Relative Return is negative, then, on the Maturity Date, you will receive an amount per $1,000 Note equal to the difference of: (i) $1,000, minus (ii) $1,000 times the absolute value of the Relative Return. In any event, the Cash Settlement Value is subject to a minimum of zero. If the Relative Return is negative at maturity, investors may lose up to 100% of the principal amount of their Notes.

Upside Participation Rate:	150%

Relative Return:	The amount, expressed as a percentage, resulting from the difference of: (i) the Index Return of the SINdex minus (ii) the Index Return of the S&P500.

Index Return:	With respect to each Index, the amount, expressed as a percentage, resulting from the quotient of: (i) the Final Index Level of such Index divided by (ii) its Initial Index Level.

Interest:	The Notes will not bear interest.

Index Level:	As of any date of determination, and with respect to each Index, the closing value of such Index, as determined by the related Sponsor, on each Index Business Day.

Initial Index Level:	Equals 116.74, with respect to the SINdex, and 1,420.62 with respect to the S&P500, representing the closing value of each Index, as determined by the related Sponsor, on January 29, 2007.

Final Index Level:	Will be determined by the Calculation Agent and will equal the closing value of each Index, as determined by the related Sponsor, on the Calculation Date.

Calculation Date:	January 27, 2010. The Calculation Date is subject to adjustment as described under “Description of the Notes - Market Disruption Events”.

Maturity Date:
The Notes are expected to mature on January 29, 2010 (for a term of approximately three years), however, if the Calculation Date is adjusted due to the occurrence of a Market Disruption Event, the Maturity Date will be three Index Business Days following the adjusted Calculation Date.

Exchange listing:	The Notes will not be listed on any securities exchange or quotation system.

Index Business Day:	Means, with respect to an Index, any day on which the Primary Exchange and each Related Exchange are scheduled to be open for trading.

Business Day:	Any day other than a Saturday or Sunday, on which banking institutions in the cities of New York, New York and London, England are not authorized or obligated by law or executive order to be closed.

Related Exchange
With respect to an Index each exchange or quotation system where trading has a material effect (as determined by the Calculation Agent) on the overall market for futures or options contracts relating to the applicable Index.

Primary Exchange	With respect to an Index the primary exchange or market of trading of any security then included in the Index.

Sponsors	With respect to the S&P500, Standard & Poor’s, a division of The McGraw-Hill Companies, Inc. With respect to the SINdex, the International Securities Exchange Inc.

Offers and sales of the Notes are subject to restrictions in certain jurisdictions. The distribution of this pricing supplement and the accompanying prospectus supplement and prospectus and the offer or sale of the Notes in certain other jurisdictions may be restricted by law. Persons who come into possession of this pricing supplement, and the accompanying prospectus supplement and prospectus or any Notes must inform themselves about and observe any applicable restrictions on the distribution of this pricing supplement, the accompanying prospectus supplement and prospectus and the offer and sale of the Notes. Notwithstanding the minimum denomination of $1,000, the minimum purchase for any purchaser domiciled in a Member State of the European Economic Area shall be $100,000.

QUESTIONS AND ANSWERS

What are the Notes?

The Notes are a series of our senior debt securities, the value of which is linked to the outperformance of the return of the SINdex relative to the return of the S&P500 during the term of the Notes. The Notes will not bear interest and no other payments will be made prior to maturity. See the section “Risk Factors.”

The Notes are expected to mature on January 29, 2010, however, if the Calculation Date is adjusted due to the occurrence of a Market Disruption Event, the Maturity Date will be three Index Business Days following the adjusted Calculation Date. The Notes do not provide for earlier redemption. When we refer to Notes in this pricing supplement, we mean Notes with a principal amount of $1,000. You should refer to the section “Description of Notes.”

Are the Notes equity or debt securities?

The Notes are our unsecured debt securities. However, the Notes differ from traditional debt securities in that the Notes are not principal protected and offer the opportunity to participate in the outperformance of the SINdex relative to the S&P500, if any, during the term of the Notes. If, at maturity, the Relative Return is negative, you will suffer a loss and will receive less, and possibly up to 100% less, than the original public offering price of $1,000 per Note.

What will I receive at maturity of the Notes?

If, at maturity, the Relative Return is equal to or greater than 0%, then, on the Maturity Date, you will receive an amount per $1,000 Note equal to the sum of: (i) $1,000, plus (ii) $1,000 multiplied by 150% of the Relative Return.

If, at maturity, the Relative Return is negative, on the Maturity Date, you will receive an amount equal to the original principal amount minus 1% of the original principal amount for each percentage point that the Relative Return is less than 0%. For example, if the Relative Return is -40%, you will suffer a 40% loss and, therefore, receive 60% of the original principal amount. In any event, the Cash Settlement Value is subject to a minimum of zero.

The “Relative Return” is an amount, expressed as a percentage, resulting from the difference of: (i) the Index Return of the SINdex minus (ii) the Index Return of the S&P500.

With respect to each Index, the “Index Return” of such Index is the amount, expressed as a percentage, resulting from the quotient of: (i) the Final Index Level of such Index divided by (ii) its Initial Index Level.

The Upside Participation Rate is equal to 150%.

With respect to each Index, the “Index Level” of an Index equals the closing value of such Index, as determined by the related Sponsor, on each Index Business Day.

The “Initial Index Level” equals 116.74, with respect to the SINdex, and 1,420.62 with respect to the S&P500, representing the closing value of each Index, as determined by the related Sponsor, on January 29, 2007.

The “Final Index Level” will be determined by the Calculation Agent and will equal the closing value of each Index, as determined by the related Sponsor, on the Calculation Date.

The “Calculation Date” is January 27, 2010. The Calculation Date is subject to adjustment as described under “Description of the Notes - Market Disruption Events”.

The “Maturity Date” of the Notes is expected to be January 29, 2010, however, if the Calculation Date is adjusted due to the occurrence of a Market Disruption Event, the Maturity Date will be three Index Business Days following the adjusted Calculation Date.

“Related Exchange” means with respect to an Index each exchange or quotation system where trading has a material effect (as determined by the Calculation Agent) on the overall market for futures or options contracts relating to the applicable Index.

“Primary Exchange” means with respect to an Index the primary exchange or market of trading of any security then included in the Index.

An “Index Business Day” means with respect to an Index any day on which the Primary Exchange and each Related Exchange are scheduled to be open for trading.

For more specific information about the Cash Settlement Value and for illustrative examples, you should refer to “Description of the Notes.”

Are the Notes principal protected?

No. The Notes are not principal protected and 100% of your principal investment in the Notes is at risk of loss. The Notes are linked to the relative performance of the SINdex and the S&P500, and you will suffer a loss if the Index Return of the S&P500 is greater than the Index Return of the SINdex. In this case, the Cash Settlement Value you will receive will equal the original principal amount of your Notes, minus 1% of the original principal amount for each percentage point that the Index Return of the S&P500 is greater than the Index Return of the SINdex.

Will I receive interest on the Notes?

We will not make any periodic payments of interest or any other periodic payments during the term of the Notes.

What are the Indices?

Unless otherwise stated, all information with respect to the Indices that is provided in this pricing supplement is derived from the related Sponsor or other publicly available sources. The Indices are published by the Sponsors and are intended to track the price movements of the stocks comprising the Indices.

S&P publishes the S&P500. The S&P500 is a capitalization weighted index and is intended to provide an indication of the pattern of common stock price movement. The calculation of the level of the S&P500, discussed below in further detail, is based on the relative value of the aggregate market value of the common stocks of 500 companies as of a particular time compared to the aggregate average market value of the common stocks of 500 similar companies during the base period of the years 1941 through 1943.

The SINdex is calculated and maintained by S&P based on a methodology developed by ISE in consultation with S&P. ISE’s indices are designed to track the performance of the most highly capitalized publicly traded companies in specific industry sectors. The SINdex is comprised of stocks issued by the owners and operators of casinos and gaming facilities, producers of beer and malt liquors, distillers, vintners and producers of other alcoholic beverages, and manufacturers of cigarettes and other tobacco products.

For more information, see the section “Description of the Indices.”

How has the Index performed historically?

We have provided a table showing the quarterly high and low intraday Index Levels, as well as end-of-quarter final Index Levels of each Index from January 2002 through December 2006. You can find these tables in the section “Description of the Indices - Historical Performance of the Indices”. We have provided this historical information to help you evaluate the behavior of the Indices in various economic environments; however, past performance is not indicative of how the Indices will perform in the future. You should refer to the section “Risk Factors - The historical performance of the Indices is not an indication of the future performance of the Indices.”

Will the Notes be listed on a securities exchange or quotation system?

The Notes will not be listed on any securities exchange or quotation system, and we do not expect a trading market to develop, which may affect the price that you receive for your Notes upon any sale prior to maturity. Bear Stearns has advised us that they intend under ordinary market conditions to indicate prices for the Notes on request. However, we cannot guarantee that bids for outstanding Notes will be made; nor can we predict the price at which any such bids will be made. In any event, the Notes will cease trading as of the close of business on the Maturity Date. You should refer to the section “Risk Factors.”

What is the role of Bear Stearns?

Bear Stearns will be our agent for the offering and sale of the Notes. After the initial offering, Bear Stearns intends, under ordinary market conditions, to buy and sell the Notes to create a secondary market for holders of the Notes, and may stabilize or maintain the market price of the Notes during the initial distribution of the Notes. However, Bear Stearns will not be obligated to engage in any of these market activities or to continue them if they are begun.

Bear Stearns also will be our Calculation Agent for purposes of calculating the Cash Settlement Value. Under certain circumstances, these duties could result in a conflict of interest between Bear Stearns’ status as our subsidiary and its responsibilities as Calculation Agent. Bear Stearns is obligated to carry out its duties and functions as Calculation Agent in good faith, and using its reasonable judgment. Manifest error by the Calculation Agent, or any failure by it to act in good faith, in making a determination adversely affecting the payment of the Cash Settlement Value or interest on principal to the Holders of the Notes would entitle the Holders, or the Trustee acting on behalf of the Holders, to exercise rights and remedies available under the Indenture. If the Calculation Agent uses its discretion to make a determination, the Calculation Agent will notify the Company and the Trustee, who will provide notice to the Holders. You should refer to “Risk Factors - The Calculation Agent is one of our affiliates, which could result in a conflict of interest.”

Can you tell me more about The Bear Stearns Companies Inc.?

We are a holding company that, through our broker-dealer and international bank subsidiaries, principally Bear Stearns, Bear, Stearns Securities Corp., Bear, Stearns International Limited (“BSIL”) and Bear Stearns Bank plc, is a leading investment banking, securities and derivatives trading, clearance and brokerage firm serving corporations, governments, institutional and individual investors worldwide. For more information about us, please refer to the section “The Bear Stearns Companies Inc.” in the accompanying prospectus. You should also read the other documents we have filed with the Securities and Exchange Commission, which you can find by referring to the section “Where You Can Find More Information” in the accompanying prospectus.

Who should consider purchasing the Notes?

Because the Notes are tied to the relative performance of the two underlying equity indices, they may be appropriate for investors with specific investment horizons who seek to participate in the potential price appreciation of the SINdex relative to the S&P500. In particular, the Notes may be an attractive investment for investors who:

•	believe that the SINdex will outperform the S&P500 over the term of the Notes;

•	want potential upside exposure to stocks underlying the SINdex relative to stocks underlying the S&P500;

•	are willing to risk the possible loss of up to 100% of their investment in exchange for the opportunity to positively participate in the outperformance, if any, of the SINdex relative to the S&P500;

•	are willing to forgo interest payments or dividend payments on the stocks underlying the Indices; and

•	wish to gain leveraged exposure to the outperformance, if any, of the Index Return of the SINdex relative to the Index Return of the S&P500 during the term of the Notes.

The Notes may not be a suitable investment for you if you:

•	seek principal protection;

•	seek current income or dividend payments from your investment;

•	seek an investment with an active secondary market;

•	are unable or unwilling to hold the Notes until maturity; or

•	do not believe the SINdex will outperform the S&P500 over the term of the Notes.

What are the U.S. federal income tax consequences of investing in the Notes?

The U.S. federal income tax consequences of an investment in the Notes are complex and uncertain. We intend to treat the Notes for all tax purposes as pre-paid cash-settled executory contracts linked to the value of the Indices and, where required, to file information returns with the Internal Revenue Service (the “IRS”) in accordance with such treatment. Prospective investors are urged to consult their tax advisors regarding the U.S. federal income tax consequences of an investment in the Notes. Assuming the Notes are treated as pre-paid cash-settled executory contracts, you should be required to recognize capital gain or loss to the extent that the cash you receive on the Maturity Date or upon a sale or exchange of the Notes prior to the Maturity Date differs from your tax basis on the Notes (which will generally be the amount you paid for the Notes). You should review the discussion under the section “Certain U.S. Federal Income Tax Considerations.”

Does ERISA impose any limitations on purchases of the Notes?

An employee benefit plan subject to the fiduciary responsibility provisions of the Employee Retirement Income Security Act of 1974 (“ERISA”), a plan that is subject to Section 4975 of the Internal Revenue Code of 1986, as amended (the “Code”), including individual retirement accounts, individual retirement annuities or Keogh plans, a governmental or other plan subject to any materially similar law or any entity the assets of which are deemed to be “plan assets” under ERISA, Section 4975 of the Code and any applicable regulations, will be permitted to purchase, hold and dispose of the Notes, subject to certain conditions. Such investors should carefully review the discussion under “Certain ERISA Considerations” herein.

Are there any risks associated with my investment?

Yes. The Notes are subject to a number of risks. You should refer to “Risk Factors” in this pricing supplement and “Risk Factors” in the accompanying prospectus supplement.

RISK FACTORS

Your investment in the Notes will be subject to risks not associated with conventional fixed-rate or floating-rate debt securities. Prospective purchasers should recognize the possibility of a loss with respect to their investment in the Notes. Prospective purchasers of the Notes should understand the risks of investing in the Notes and should reach an investment decision only after careful consideration, with their advisers, of the suitability of the Notes in light of their particular financial circumstances, the following risk factors and the other information set forth in this pricing supplement and the accompanying prospectus supplement and prospectus. These risks include the possibility that the Indices will fluctuate. We have no control over a number of matters, including economic, financial, regulatory, geographic, judicial and political events, that are important in determining the existence, magnitude, and longevity of these risks and their influence on the value of, or the payment made on, the Notes.

The Notes are not principal protected. At maturity, the Notes may pay less than the principal amount.

The Notes are not principal protected and 100% of your principal investment in the Notes is at risk of loss. If the Relative Return is less than 0%, you will lose some and possibly all of your original investment of $1,000 per Note. In this case, you will lose 1% of the original principal amount for each percentage point that the Relative Return is below 0%. Accordingly, you may lose up to 100% of your original investment in the Notes. In addition, if you sell your Notes prior to maturity, you may receive less than the amount you originally invested.

The formula for determining the Cash Settlement Value does not take into account changes in the Index Levels prior to the Calculation Date.

Changes in the Index Levels during the term of the Notes before the Calculation Date will not be reflected in the calculation of the Cash Settlement Value. The Calculation Agent will calculate the Cash Settlement Value based upon the Index Levels as of the Calculation Date. As a result, you may receive the amount of your investment in the Notes, or lose up to 100% of your original investment in the Notes, even if the Index Level of the SINdex has outperformed the Index Level of the S&P500 at various times during the term of the Note, if, on the Calculation Date, the Index Return of the SINdex is less than the Index Return of the S&P500.

You will not receive any interest payments on the Notes. Your yield may be lower than the yield on a conventional debt security of comparable maturity.

You will not receive any periodic payments of interest or any other periodic payments on the Notes. On the Maturity Date, you will receive a payment per Note equal to the Cash Settlement Value. Thus, the overall return you earn on your Notes may be less than that you would have earned by investing in a non-indexed debt security of comparable maturity that bears interest at a prevailing market rate and is fully principal protected. For more specific information about the Cash Settlement Value and for illustrative examples, you should refer to the section “Description of the Notes.”

Your yield will not reflect dividends on the underlying stocks that comprise the Indices.

The Indices do not reflect the payment of dividends on the stocks underlying them. You should refer to the section “Description of the Notes.”

You must rely on your own evaluation of the merits of an investment linked to an increase, if any, in the Indices.

In the ordinary course of our business, we may from time to time express views on expected movements in the Indices and in the stocks underlying the Indices. These views may vary over differing time horizons and are subject to change without notice. Moreover, other professionals who deal in the equity markets may at any time have views that differ significantly from ours. In connection with your purchase of the Notes, you should investigate the Indices and the stocks that underlie the Indices and not rely on our views with respect to future movements in the Indices and the underlying stocks. You should make such investigation as you deem appropriate as to the merits of an investment linked to the outperformance, if any, of the SINdex relative to the S&P500.

Equity market risks may affect the trading value of the Notes and the amount you will receive at maturity.

We expect that the Index Levels will fluctuate in accordance with changes in the financial condition of the companies issuing the stocks comprising the Indices, the value of the underlying stocks comprising the Indices generally and other factors. The financial condition of the companies issuing the stocks comprising the Indices may weaken or the general condition of the equity market may decline, either of which may cause a decrease in the outperformance of the SINdex relative to the S&P500 and thus a decrease in the value of the Notes. Stocks are susceptible to general equity market fluctuations and to volatile increases and decreases in value, as market confidence in and perceptions regarding the underlying stocks comprising the Indices change. Investor perceptions regarding the companies issuing the stocks comprising the Indices are based on various and unpredictable factors, including expectations regarding government, economic, monetary and fiscal policies, inflation and interest rates, economic expansion or contraction, and global or regional political, economic, and banking crises. The Index Levels may be expected to fluctuate until the Calculation Date and thus the performance of the SINdex relative the S&P500 may fluctuate until the Calculation Date.

The historical performance of the Indices is not an indication of the future performance of the Indices.

The historical performance of the Indices, which is included in this pricing supplement, should not be taken as an indication of the future performance of the Indices. While the trading prices of the underlying stocks comprising the Indices will determine the Index Levels, it is impossible to predict whether the Index Levels will fall or rise. Trading prices of the underlying stocks comprising the Indices will be influenced by the complex and interrelated economic, financial, regulatory, geographic, judicial, political and other factors that can affect the capital markets generally and the equity trading markets on which the underlying stocks are traded, and by various circumstances that can influence the values of the underlying stocks in a specific market segment or the value of a particular underlying stock.

The relative performance data is not an indication of the future performance of the Indices or the Notes.

The relative historical performance data set forth in the “Historical Relative Performance Data” section should not be taken as an indication of either the future performance of the Indices over the term of the Notes or of the Notes themselves. The Notes do not have a trading history. As a consequence, investors should understand that the historical relative performance data is based on the actual historical performance of the SINdex relative to the S&P500 and it is impossible to predict whether the Index Levels will fall or rise over the term of the Notes.

The SINdex is highly concentrated in a specific market segment.

The SINdex is subject to the downside risk of an investment in a specific market segment (owners and operators of casinos and gaming facilities, producers of beer and malt liquors, distillers, vintners and producers of other alcoholic beverages, and manufacturers of cigarettes and other tobacco products). This includes the risk that the value of assets underlying these industries may decline, and thereby adversely affect the market value of the Notes. The negative performance of a single security (or group of securities) may have a more significant adverse affect on the SINdex than a more diversified index, and the SINdex may be subject to greater price volatility than a more diversified index. Furthermore, the SINdex may be more susceptible to any single economic, political, or regulatory occurrence than an index with underlying securities that are broadly diversified across several industry groups.

You may lose some or all of your initial investment, even if the Index Return of the SINdex is positive.

You may lose some or all of your initial investment in the Notes, even if the Index Return of the SINdex is positive on the Calculation Date. The Cash Settlement Value is based on the outperformance of the SINdex relative to the S&P500. If the S&P500 exhibits greater positive performance than the SINdex, then you may receive a negative return on the Notes. For example, if the SINdex appreciates by 10% over the term of the Notes, and the S&P500 appreciates by 20% over the same period of time, then you will lose 10% of your initial investment in the Notes, even though the SINdex appreciated in value. Accordingly, if the Index Return of the SINdex is one hundred percent (100%) less than the Index Return of the S&P500, you will lose all of your original investment.

Because the treatment of the Notes is uncertain, the material U.S. federal income tax consequences of an investment in the Notes are uncertain.

Although we intend to treat the Notes for all tax purposes as pre-paid cash-settled executory contracts linked to the Indices, there is no direct legal authority as to the proper tax treatment of the Notes, and therefore significant aspects of the tax treatment of the Notes are uncertain. In particular, it is possible that you will be required to recognize income for U.S. federal tax purposes with respect to the Notes prior to the sale, exchange or maturity of the Notes, and it is possible that any gain or income recognized with respect to the Notes will be treated as ordinary income rather than capital gain. Prospective investors are urged to consult their tax advisors regarding the U.S. federal income tax consequences of an investment in the Notes. Please read carefully the section “Certain U.S. Federal Income Tax Considerations.”

The price at which you will be able to sell your Notes prior to maturity will depend on a number of factors, and may be substantially less than the amount you had originally invested.

If you wish to liquidate your investment in the Notes prior to maturity, your only alternative would be to sell them. At that time, there may be an illiquid market for Notes or no market at all. Even if you were able to sell your Notes, there are many factors outside of our control that may affect their trading value. We believe that the value of your Notes will be affected by the level and volatility of the Indices, the Index Return of the SINdex relative to the Index Return of the S&P500, changes in U.S. interest rates, the supply of and demand for the Notes and a number of other factors. Some of these factors are interrelated in complex ways; as a result, the effect of any one factor may be offset or magnified by the effect of another factor. The price, if any, at which you will be able to sell your Notes prior to maturity may be substantially less than the amount you originally invested if, at such time, the Index Return of the SINdex is less than the Index Return of the S&P500. The following paragraphs describe the manner in which we expect the trading value of the Notes will be affected in the event of a change in a specific factor, assuming all other conditions remain constant.

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Relative Index performance. We expect that the value of the Notes prior to maturity will depend substantially upon the performance of the Index Return of the SINdex relative to the Index Return of the S&P500. If you decide to sell your Notes when the Index Return of the SINdex is greater than the Index Return of the S&P500, you may nonetheless receive substantially less than the amount that would be payable at maturity based on the relative Index Returns of the Indices because of expectations that the Index Returns will continue to fluctuate until the Cash Settlement Value is determined. Economic, financial, regulatory, geographic, judicial, political and other developments that affect the stocks underlying the Indices may also affect the Index Returns and, thus, the value of the Notes.

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Volatility of the Index. Volatility is the term used to describe the size and frequency of market fluctuations. If the volatility of the Indices increases or decreases, the trading value of the Notes may be adversely affected. This volatility may increase the risk that the Relative Return will decline, which could negatively affect the trading value of Notes. The effect of the volatility of the Indices on the trading value of the Notes may not necessarily decrease during the term of the Notes.

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Interest rates. We expect that the trading value of the Notes will be affected by changes in U.S. interest rates. In general, if U.S. interest rates increase, the value of the Notes may decrease, and if U.S. interest rates decrease, the value of the Notes may increase. However, interest rates may also affect the economy and, in turn, the Index Levels, which (for the reasons discussed above) would affect the value of the Notes. Falling interest rates may increase the Index Levels and, thus, reduce the value of the Notes. Rising interest rates may decrease the Index Levels and, thus, increase the value of the Notes.

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Our credit ratings, financial condition and results of operations. Actual or anticipated changes in our current credit ratings, A1 by Moody’s Investor Service, Inc. and A+ by Standard & Poor’s Rating Services, as well as our financial condition or results of operations may significantly affect the trading value of the Notes. However, because the return on the Notes is dependent upon factors in addition to our ability to pay our obligations under the Notes, such as the Index Levels, an improvement in our credit ratings, financial condition or results of operations is not expected to have a positive effect on the trading value of the Notes.

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Time remaining to maturity. As the time remaining to maturity of the Notes decreases, the “time premium” associated with the Notes will decrease. A “time premium” results from expectations concerning the value of the Indices during the period prior to the maturity of the Notes. As the time remaining to the maturity of the Notes decreases, this time premium will likely decrease, potentially adversely affecting the trading value of the Notes. As the time remaining to maturity decreases, the trading value of the Notes may be less sensitive to the volatility of the Indices.

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Dividend yield. The value of the Notes may also be affected by the dividend yields on the stocks in the Indices. In general, because the Indices do not incorporate the value of dividend payments, higher dividend yields will likely increase the value of the Notes and, conversely, lower dividend yields will likely reduce the value of the Notes.

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Events involving the companies issuing the stocks comprising the Indices. General economic conditions and earnings results of the companies whose stocks comprise the Indices, and real or anticipated changes in those conditions or results, may affect the trading value of the Notes. Some of the stocks included in the Indices may be affected by mergers and acquisitions, which can contribute to volatility of the Indices. As a result of a merger or acquisition, one or more stocks in the Indices may be replaced with a surviving or acquiring entity’s securities. The surviving or acquiring entity’s securities may not have the same characteristics as the stock originally included in the Indices.

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Size and liquidity of the trading market. The Notes will not be listed on any securities exchange and quotation system and we do not expect a trading market to develop. There may not be a secondary market in the Notes, which may affect the price that you receive for your Notes upon any sale prior to maturity. If a trading market does develop, there can be no assurance that there will be liquidity in the trading market. If the trading market for the Notes is limited, there may be a limited number of buyers for your Notes if you do not wish to hold your investment until maturity. This may affect the price you receive upon any sale of the Notes prior to maturity.

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Hedging obligations under the Notes. The original issue price of the Notes includes the cost of hedging our obligations under the Notes. Such cost includes BSIL’s (or any other of our subsidiaries’) expected cost of providing such hedge and the profit BSIL (or any other of our subsidiaries) expects to realize in consideration for assuming the risks inherent in providing such hedge. As a result, assuming no change in market conditions or any other relevant factors, the price, if any, at which Bear Stearns will be willing to purchase Notes from you in secondary market transactions, if at all, will likely be lower than the original issue price. In addition, any such prices may differ from values determined by pricing models used by Bear Stearns as a result of transaction costs.

Bear Stearns has advised us that they intend under ordinary market conditions to indicate prices for the Notes on request. However, we cannot guarantee that bids for outstanding Notes will be made in the future; nor can we predict the price at which any such bids will be made.

We want you to understand that the effect of one of the factors specified above, may offset some or all of any change in the value of the Notes attributable to another factor.

You have no shareholder rights or rights to receive any stock.

Investing in the Notes will not make you a holder of any of the stocks underlying the Indices. Neither you nor any other holder or owner of the Notes will have any voting rights, any right to receive dividends or other distributions or any other rights with respect to the underlying stocks. The Notes will be paid in cash, and you will have no right to receive delivery of any stocks underlying the Indices.

The Calculation Agent is one of our affiliates, which could result in a conflict of interest.

Bear Stearns will act as the Calculation Agent. The Calculation Agent will make certain determinations and judgments in connection with calculating the Final Index Levels, or deciding whether a Market Disruption Event has occurred. You should refer to “Description of the Notes - Discontinuance of the Indices,” “- Adjustments to the Indices” and “- Market Disruption Events.” Because Bear Stearns is our affiliate, conflicts of interest may arise in connection with Bear Stearns performing its role as Calculation Agent. Rules and regulations regarding broker-dealers (such as Bear Stearns) require Bear Stearns to maintain policies and procedures regarding the handling and use of confidential proprietary information, and such policies and procedures will be in effect throughout the term of the Notes. Bear Stearns is obligated to carry out its duties and functions as Calculation Agent in good faith, and using its reasonable judgment. See “Description of the Notes - Calculation Agent.”

Our affiliates, including Bear Stearns, may, at various times, engage in transactions involving the stocks underlying the Indices for their proprietary accounts, and for other accounts under their management. These transactions may influence the value of such stocks, and therefore the Index Levels or one of its subsidiaries will also be the counterparty to the hedge of our obligations under the Notes. You should refer to “Use of Proceeds and Hedging.” Accordingly, under certain circumstances, conflicts of interest may arise between Bear Stearns’ responsibilities as Calculation Agent with respect to the Notes and its obligations under our hedge.

Changes that affect the calculation of the Indices will affect the trading value of the Notes and the amount you will receive at maturity.

The Sponsors are responsible for calculating and maintaining the Indices. The policies of the Sponsors concerning the calculation of the Indices will affect the Index Return and, therefore, will affect the trading value of the Notes and the Cash Settlement Value.

If a Sponsor discontinues or suspends calculation or publication of an Index, it may become difficult to determine the trading value of the Notes or the Cash Settlement Value. If the Sponsor discontinues or suspends calculation of an Index at any time prior to the Maturity Date and a Successor Index is not available or is not acceptable to the Calculation Agent, then the Calculation Agent will determine the amount payable on the Maturity Date by reference to a group of stocks and a computation methodology that the Calculation Agent determines will as closely as reasonably possible replicate such Index. In addition, if the method of calculating an Index (or a Successor Index) is changed in a material respect, or if an Index (or a Successor Index) is in any other way modified so that such Index (or Successor Index) does not, in the opinion of the Calculation Agent, fairly represent the level of such Index (or Successor Index) had such changes or modifications not been made, the Calculation Agent will make such calculations and adjustments as may be necessary to arrive at a level of a security index comparable to such Index (or Successor Index) as if such changes or modifications had not been made. In each such event, the Calculation Agent’s determination of the value of the Notes will affect the amount you will receive at maturity. See “Description of the Notes” and “Description of the Indices.”

A Sponsor may change the companies underlying the Indices in a way that affects the Index Levels and consequently the value of the Notes.

A Sponsor can add, delete or substitute the stocks underlying an Index or make other methodological changes that could alter the Index Levels and adversely affect the value of the Notes. You should realize that changes in the companies included in the Indices may affect the Indices, as a newly added company may perform significantly better or worse than the company or companies it replaces.

We cannot control actions by the companies whose stocks are included in the Indices.

We are not affiliated with any of the other companies whose stock underlies the Indices. Actions by any company whose stock is part of the Indices may affect the price of its stock, the trading price of and the closing level of the Indices, and the trading value of the Notes. These companies are not involved in this offering and have no obligations with respect to the Notes, including any obligation to take our or your interests into consideration for any reason. These companies will not receive any of the proceeds of this offering and are not responsible for, and have not participated in, the determination of the timing of, prices for, or quantities of, the Notes to be issued. These companies are not involved with the administration, marketing or trading of the Notes and have no obligations with respect to the amount to be paid to you on the Maturity Date.

We are not responsible for any disclosure by any other company in the Indices. However, we may currently, or in the future, engage in business with such companies. Neither we nor any of our affiliates, including Bear Stearns, assumes any responsibility for the adequacy or accuracy of any publicly available information about the Indices or any other company included in the Indices. You should make your own investigation into the Indices and the companies underlying the Indices.

We and our affiliates have no affiliation with the Sponsors and are not responsible for its public disclosure of information.

We and our affiliates are not affiliated in any way with the Sponsors (except for the licensing arrangements discussed in the section “Description of the Indices—License Agreement with ISE” and “Description of the Indices—License Agreement with S&P”) and have no ability to control or predict the Sponsors’ actions, including any errors in or discontinuation of disclosure regarding their methods or policies relating to the calculation of the Indices. Neither we nor any or our affiliates assumes any responsibility for the adequacy or accuracy of the information about the Indices or the Sponsors contained in this pricing supplement. You, as an investor in the Notes, should make your own investigation into the Indices and the Sponsors. The Sponsors are not involved in any way in the offering of the Notes and have no obligation to consider your interests as an owner of Notes when they take any action that might affect the value of the Notes.

Trading and other transactions by us or our affiliates could affect the prices of the stocks underlying the Indices, the Index Levels, the trading value of the Notes or the amount you may receive at maturity.

We and our affiliates may from time to time buy or sell shares of the stocks underlying the Indices or derivative instruments related to those stocks for our own accounts in connection with our normal business practices or in connection with hedging our obligations under the Notes. These trading activities may present a conflict of interest between your interest in the Notes and the interests we and our affiliates may have in our proprietary accounts, in facilitating transactions, including block trades, for our other customers and in accounts under our management. The transactions could affect the prices of those stocks or the Index Levels in a manner that would be adverse to your investment in the Notes. See the section “Use of Proceeds and Hedging.”

Hedging activities we or our affiliates may engage in may affect the Index Levels and, accordingly, increase or decrease the trading value of the Notes prior to maturity and the Cash Settlement Value you would receive at maturity. To the extent that we or any of our affiliates has a hedge position in any of the stocks that comprise the Indices, or derivative or synthetic instruments related to those stocks or the Indices, we or any of our affiliates may liquidate a portion of such holdings at or about the time of the maturity of the Notes or at or about the time of a change in the stocks that underlie the Indices. Depending on, among other things, future market conditions, the aggregate amount and the composition of such hedge positions are likely to vary over time. Profits or losses from any of those positions cannot be ascertained until the position is closed out and any offsetting position or positions are taken into account. Although we have no reason to believe that any of those activities will have a material effect on the Index Levels, we cannot assure you that these activities will not affect such level and the trading value of the Notes prior to maturity or the Cash Settlement Value payable at maturity.

In addition, we or any of our affiliates may purchase or otherwise acquire a long or short position in the Notes. We or any of our affiliates may hold or resell the Notes. We or any of our affiliates may also take positions in other types of appropriate financial instruments that may become available in the future.

Research reports and other transactions may create conflicts of interest between you and us.

We or one or more of our affiliates have published, and may in the future publish, research reports on the Indices or the companies issuing the common stock included in the Indices. This research may be modified from time to time without notice and may express opinions or provide recommendations that are inconsistent with purchasing or holding the Notes. Any of these activities may affect the market price of stocks included in the Indices and, therefore, the value of the Notes.

We and our affiliates, at present or in the future, may engage in business with the companies issuing the common stock included in the Indices, including making loans to, equity investments in, or providing investment banking, asset management or other advisory services to those companies. In connection with these activities, we may receive information about those companies that we will not divulge to you or other third parties.

Similarly, we may in the past or may in the future issue Notes that permit a purchaser to take a different view with respect to the movement of the Indices than do the Notes (e.g., to take a bearish rather than a bullish view). We or any of our affiliates may also issue, underwrite or assist unaffiliated entities in the issuance or underwriting of other securities or financial instruments with returns indexed to the Indices. By introducing competing products into the marketplace in this manner, we or our affiliates could adversely affect the value of the Notes.

The Cash Settlement Value you receive on the Notes may be delayed or reduced upon the occurrence of a Market Disruption Event, or an Event of Default.

If the Calculation Agent determines that, on the Calculation Date, a Market Disruption Event has occurred or is continuing, the determination of the Index Level by the Calculation Agent may be deferred. You should refer to the section “Description of the Notes - Market Disruption Events.”

If the Calculation Agent determines that an Event of Default (as defined below) has occurred, a holder of the Notes will only receive an amount equal to the trading value of the Notes on the date of such Event of Default, adjusted by an amount equal to any losses, expenses and costs to us of unwinding any underlying hedging or funding arrangements, all as determined by the Calculation Agent. You should refer to the section “Description of the Notes—Event of Default and Acceleration.”

You should decide to purchase the Notes only after carefully considering the suitability of the Notes in light of your particular financial circumstances. You should also carefully consider the tax consequences of investing in the Notes. You should refer to the section “Certain U.S. Federal Income Tax Considerations” and discuss the tax implications with your own tax advisor.

DESCRIPTION OF THE NOTES

The following description of the Notes (referred to in the accompanying prospectus supplement as the “Other Indexed Notes”) supplements the description of the Notes in the accompanying prospectus supplement and prospectus. This is a summary and is not complete. You should read the indenture, dated as of May 31, 1991, as amended (the “Indenture”), between us and The Bank of New York as successor to JPMorgan Chase Bank, N.A. (formerly, The Chase Manhattan Bank), as trustee (the “Trustee”). A copy of the Indenture is available as set forth under the section of the prospectus “Where You Can Find More Information.”

General

The Notes are part of a single series of debt securities under the Indenture described in the accompanying prospectus supplement and prospectus designated as Medium-Term Notes, Series B. The Notes are unsecured and will rank equally with all of our unsecured and unsubordinated debt, including the other debt securities issued under the Indenture. Because we are a holding company, the Notes will be effectively subordinated to the claims of creditors of our subsidiaries.

The aggregate principal amount of the Notes will be $2,500,000. The Notes are expected to mature on January 29, 2010, however, if the Calculation Date is adjusted due to the occurrence of a Market Disruption Event, the Maturity Date will be three Index Business Days following the adjusted Calculation Date. The Notes do not provide for earlier redemption. The Notes will be issued only in fully registered form, and in minimum denominations of $1,000; provided, however, that the minimum purchase for any purchaser domiciled in a Member State of the European Economic Area shall be $100,000. Initially, the Notes will be issued in the form of one or more global securities registered in the name of DTC or its nominee, as described in the accompanying prospectus supplement and prospectus. When we refer to Note or Notes in this pricing supplement, we mean $1,000 principal amount of Notes. The Notes will not be listed on any securities exchange.

You should refer to the section “Certain U.S. Federal Income Tax Considerations,” for a discussion of certain federal income tax considerations to you as a holder of the Notes.

Interest

We will not make any periodic payments of interest on the Notes or any other periodic payments on the Notes. At maturity, you will receive the Cash Settlement Value, calculated as described below.

Payment at Maturity

On the Maturity Date, you will receive the Cash Settlement Value, an amount in cash that depends upon the outperformance of the Index Return of the SINdex relative to the Index Return of the S&P500.

If, at maturity, the Relative Return is equal to or greater than 0%, then, on the Maturity Date, you will receive an amount per $1,000 Note equal to the sum of: (i) $1,000, plus (ii) $1,000 multiplied by 150% of the Relative Return.

If, at maturity, the Relative Return is negative, then, on the Maturity Date, you will receive an amount per $1,000 Note equal to the difference of: (i) $1,000, minus (ii) $1,000 times the absolute value of the Relative Return. In any event, the Cash Settlement Value is subject to a minimum of zero. If the Relative Return is negative at maturity, you may lose up to 100% of the principal amount of their Notes.

With respect to each Index, the “Index Return” of such Index is the amount, expressed as a percentage, resulting from the quotient of: (i) the Final Index Level of such Index divided by (ii) its Initial Index Level.

The “Relative Return” is an amount, expressed as a percentage, resulting from the difference of: (i) the Index Return of the SINdex minus (ii) the Index Return of the S&P500.

The Upside Participation Rate is equal to 150%.

The “Index Level” equals the closing value of such Index, as determined by the related Sponsor, on each Index Business Day.

The “Initial Index Level” equals 116.74, with respect to the SINdex, and 1,420.62 with respect to the S&P500, representing the closing value of each Index, as determined by the related Sponsor, on January 29, 2007.

The “Final Index Level” will be determined by the Calculation Agent and will equal the closing values of each Index, as determined by the related Sponsor, on the Calculation Date.

The “Calculation Date” is January 27, 2010. The Calculation Date is subject to adjustment as described under “Description of the Notes - Market Disruption Events”.

The “Maturity Date” of the Notes is expected to be January 29, 2010, however, if the Calculation Date is adjusted due to the occurrence of a Market Disruption Event, the Maturity Date will be three Index Business Days following the adjusted Calculation Date.

The Notes will not be listed on any securities exchange.

An “Index Business Day” means, with respect to an Index, any day on which the Primary Exchange and each Related Exchange are scheduled to be open for trading.

A “Business Day” means any day other than a Saturday or Sunday, on which banking institutions in the cities of New York, New York and London, England are not authorized or obligated by law or executive order to be closed.

Illustrative Examples

The examples set forth below and the related tables depict the hypothetical Cash Settlement Value of a Note based on the assumptions below. The hypothetical Index Levels in the examples and related table do not purport to be representative of every possible scenario concerning increases or decreases in the Index Levels of the SINdex or the S&P500. You should not construe these examples or the data included in the table as an indication or assurance of the expected performance of the Notes.

The examples demonstrating the hypothetical Cash Settlement Value of a Note are based on the following assumptions:

Investor purchases $1,000 aggregate principal amount of Notes at the initial public offering price of $1,000.

Investor holds the Notes to maturity.

The Initial Index Level with respect to the SINdex is equal to 100.00 and with respect to the S&P500 is equal to 1500.00.

The Upside Participation Rate is 150%.

All returns are based on a 3-year term and are stated on a pre-tax basis.

No Market Disruption Events or Events of Default occur during the term of the Notes.

Example 1: The Relative Return is positive.

In this example, the SINdex greatly outperforms the S&P500 Index over the term of the Notes. On the Calculation Date, the Relative Return is 65%. In this example, using the formula below (applicable when the Relative Return is greater than or equal to 0%), the Cash Settlement Value will equal $1,975.00. This example shows how the Upside Participation Rate allows you to benefit from leverage in the event of a positive Relative Return.

In this example, although the Relative Return is 65%, your return on investment would be 97.5% because the Upside Participation rate allows you to benefit from leverage as a result of the positive Relative Return.

Example 2: The Relative Return is slightly above 0%.

In this example, the SINdex slightly outperforms the S&P500 Index over the term of the Notes. On the Calculation Date, the Relative Return is 2%. In this example, using the formula below (applicable when the Relative Return is greater than or equal to 0%), the Cash Settlement Value will equal $1,030.00. This example shows how although you may benefit in from a positive Relative Return, the overall return you earn on your Notes may be less than that you would have earned by investing in a non-indexed debt security of comparable maturity that bears interest at a prevailing market rate and is fully principal protected.

In this example, although the Relative Return is 2%, your return on investment would be 3% because the Upside Participation Factor allows you to benefit from leverage as a result of a positive Relative Return. However, your return on investment may be less than that you would have earned by investing in a non-indexed debt security of comparable maturity that bears interest at a prevailing market rate and is fully principal protected.

Example 3: The Relative Return is negative.

In this example, the SINdex underperforms the S&P500 Index over the term of the Notes. On the Calculation Date, the Relative Return is -42%. In this example, using the formula below (applicable when the Relative Return is negative), the Cash Settlement Value will equal $580.00, meaning that an investor would lose $420.00 of their original investment of $1,000 in the notes. This example shows how the Notes are not principal protected, and if the Relative Return is negative at maturity, you may lose up to 100% of the principal amount of your Notes.

Summary of Examples 1 Through 3
Reflecting the Cash Settlement Value

	Example 1	Example 2	Example 3
Hypothetical Initial Index Level of SINdex	100.00	100.00	100.00
Hypothetical Final Index Level of SINdex	165.00	104.00	98.00
Hypothetical Initial Index Level of S&P500	1500.00	1500.00	1500.00
Hypothetical Final Index Level of S&P500	1500.00	1530.00	2100.00
Value of Relative Return	Positive	Slightly Positive	Negative
Cash Settlement Value per Note	$1,975.00	$1,030.00	$580.00

Table of Hypothetical Cash Settlement Values

Relative Return	Cash Settlement Value Per Note	Return if Held to Maturity	Relative Return	Cash Settlement Value Per Note	Return if Held to Maturity
100%	$2,500	150.00%	-5%	$950	-5.00%
95%	$2,425	142.50%	-10%	$900	-10.00%
90%	$2,350	135.00%	-15%	$850	-15.00%
85%	$2,275	127.50%	-20%	$800	-20.00%
80%	$2,200	120.00%	-25%	$750	-25.00%
75%	$2,125	112.50%	-30%	$700	-30.00%
70%	$2,050	105.00%	-35%	$650	-35.00%
65%	$1,975	97.50%	-40%	$600	-40.00%
60%	$1,900	90.00%	-45%	$550	-45.00%
55%	$1,825	82.50%	-50%	$500	-50.00%
50%	$1,750	75.00%	-55%	$450	-55.00%
45%	$1,675	67.50%	-60%	$400	-60.00%
40%	$1,600	60.00%	-65%	$350	-65.00%
35%	$1,525	52.50%	-70%	$300	-70.00%
30%	$1,450	45.00%	-75%	$250	-75.00%
25%	$1,375	37.50%	-80%	$200	-80.00%
20%	$1,300	30.00%	-85%	$150	-85.00%
15%	$1,225	22.50%	-90%	$100	-90.00%
10%	$1,150	15.00%	-95%	$50	-95.00%
5%	$1,075	7.50%	-100%	$0	-100.00%
0%	$1,000	0.00%

Discontinuance or Modification of one or more Indices

If a Sponsor discontinues publication of or otherwise fails to publish any Index and such Sponsor or another entity publishes a successor or substitute index that the Calculation Agent determines to be comparable to the discontinued Index (such index being referred to herein as a “Successor Index”), then the Final Index Level for such Index will be determined by reference to the value of such Successor Index at the close of trading on the relevant exchanges or markets for the Successor Index on the date as of which such Final Index Level for such Index is to be determined.

Upon any selection by the Calculation Agent of a Successor Index, the Calculation Agent will cause notice thereof to be furnished to us and the Trustee. If a Successor Index is selected by the Calculation Agent, the Successor Index will be used as a substitute for the discontinued Index for all purposes, including for purposes of determining whether a Market Disruption Event exists with respect to the discontinued Index.

If an Index is discontinued or if the Sponsor fails to publish an Index prior to, and such discontinuance is continuing on, the Calculation Date and the Calculation Agent determines that no Successor Index is available at such time, then in connection with its calculation of the Cash Settlement Value, the Calculation Agent will determine the value to be used for the Final Index Level for the discontinued Index. The value to be used for the Final Index Level will be computed by the Calculation Agent in the same general manner previously used by the Sponsor. In such event, the Calculation Agent will cause notice thereof to be furnished to us and the Trustee.

Notwithstanding these alternative arrangements, discontinuance of the publication of an Index may adversely affect the value of, and trading in, the Notes.

Adjustments to the Indices

If at any time the method of calculating an Index or a Successor Index, or the value thereof, is changed in a material respect, or if an Index or a Successor Index is in any other way modified so that such Index does not, in the opinion of the Calculation Agent, fairly represent the value of the Index or such Successor Index had such changes or modifications not been made, then, for purposes of calculating the Initial Index Level, the Final Index Level or the Index Return of such Index, or the Relative Return or the Cash Settlement Value or making any other determinations as of or after such time, the Calculation Agent will make such calculations and adjustments as the Calculation Agent determines may be necessary in order to arrive at a value of a stock index comparable to the Index or such Successor Index, as the case may be, as if such changes or modifications had not been made, and calculate the Cash Settlement Value (including the components thereof) with reference to such Index or such Successor Index, as adjusted. Accordingly, if the method of calculating an Index or a Successor Index is modified so that the value of such Index is a fraction of what it would have been if it had not been modified (e.g., due to a split in the Index), then the Calculation Agent will adjust such Index in order to arrive at a value of the Index or such Successor Index as if it had not been modified (e.g., as if such split had not occurred). In such event, the Calculation Agent will cause notice thereof to be furnished to us and the Trustee.

In the event that, on the Calculation Date, an Index is not calculated by the Sponsor but is calculated by a third party acceptable to the Calculation Agent, the Calculation Agent will use such third party’s calculation as its reference for determining the value of such Index.

Market Disruption Events

To the extent a Market Disruption Event exists with respect to an Index on the Calculation Date, the Final Index Level for such Index will be determined on the first succeeding Index Business Day for such Index on which there is no Market Disruption Event. In no event, however, will the Calculation Date be a date that is postponed by more than two Index Business Days following the original date that, but for the Market Disruption Event, would have been the Calculation Date. In that case, the second Index Business Day will be deemed to be the Calculation Date, notwithstanding the Market Disruption Event, and the Calculation Agent will determine the Final Index Level with respect to such Index on that second Index Business Day in accordance with the formula for and method of calculating such disrupted Index or Indices in effect prior to the Market Disruption Event using the price of each security underlying the SINdex or the S&P500, as applicable, on the primary organized exchange or trading system on which such security is then listed or admitted to trading (or, if trading in any such security has been materially suspended or materially limited, the Calculation Agent’s estimate of the price that would have prevailed on the primary organized exchange or trading system on which such security is then listed or admitted to trading but for such suspension or limitation) as of that second Index Business Day. For the avoidance of doubt, any postponement of the determination of the Final Index Level of one Index pursuant to this paragraph will not postpone the determination of the Final Index Level with respect to the other Index.

A “Market Disruption Event” means, with respect to an Index, any Index Business Day for such Index on which (A) any Primary Exchange or Related Exchange for such Index fails to open for trading during its regular trading session or (B) the occurrence or existence at any time of a condition specified below that the Calculation Agent determines to be material:

(a) any suspension of or limitation imposed on trading by any Primary Exchange or Related Exchange for such Index or otherwise, and whether by reason of movements in price exceeding limits permitted by the Primary Exchange(s) or Related Exchange(s) or otherwise, (A) relating to securities that comprise 20% or more of the level of the SINdex or the S&P500, as applicable or (B) in futures or options contracts relating to the SINdex or the S&P500 on any Related Exchange;

(b) any event (other than an event described in (c) or (d) below) that disrupts or impairs (as determined by the Calculation Agent) the ability of market participants in general (A) to effect transactions in, or obtain market values for, securities that comprise 20% or more of the level of the SINdex or the S&P500, as applicable; (B) to effect transactions in, or obtain market values for, futures or options contracts relating to the SINdex or the S&P500 on any Related Exchange;

(c) with respect to the SINdex, the closure on any Index Business Day of any Primary Exchange relating to securities that comprise 20% or more of the level of the SINdex or any Related Exchange prior to its Scheduled Closing Time, unless such earlier closing time is announced by such Primary Exchange or Related Exchange at least one hour prior to the earlier of: (i) the actual closing time for the regular trading session on such Primary Exchange or Related Exchange on such Index Business Day for such Primary Exchange or Related Exchange and (ii) the submission deadline for orders to be entered into the relevant exchange system for execution at the close of trading on such Index Business Day for such Primary Exchange or Related Exchange;

(d) with respect to the S&P500, the closure on any Index Business Day of any Primary Exchange relating to securities that comprise 20% or more of the level of the S&P500 or any Related Exchange prior to its Scheduled Closing Time, unless such earlier closing time is announced by such Primary Exchange or Related Exchange at least one hour prior to the earlier of: (i) the actual closing time for the regular trading session on such Primary Exchange or Related Exchange on such Index Business Day for such Primary Exchange or Related Exchange and (ii) the submission deadline for orders to be entered into the relevant exchange system for execution at the close of trading on such Index Business Day for such Primary Exchange or Related Exchange;

(e) any Index Business Day on which any Primary Exchange or Related Exchange fails to open for trading during its regular trading session; or

(f) any other event, if the Calculation Agent determines that the event materially interferes with our ability or the ability of any of our affiliates to manage, enter into or unwind all or a material portion of a hedge with respect to the Notes that we or our affiliates have effected or may effect as described in “Use of Proceeds and Hedging.”

For the purposes of determining whether a Market Disruption Event in respect of a Index exists at any time, if a Market Disruption Event occurs in respect of a security included in the SINdex or S&P500, as applicable at any time, then the relevant percentage contribution of that security to the level of the SINdex or S&P500 shall be based on a comparison of (x) the portion of the level of the SINdex or S&P500 attributable to that security and (y) the overall level of the SINdex or S&P500, in each case immediately before the occurrence of such Market Disruption Event.

“Related Exchange” means with respect to an Index each exchange or quotation system where trading has a material effect (as determined by the Calculation Agent) on the overall market for futures or options contracts relating to the Index.

“Primary Exchange” means with respect to an Index the primary exchange or market of trading of any security then included in the Index.

“Scheduled Closing Time” means, with respect to a Primary Exchange or Related Exchange, on any Index Business Day, the scheduled weekday closing time of such Primary Exchange or Related Exchange on such Index Business Day, without regard to after hours or any other trading outside of the regular trading session hours.

“Index Business Day” means, with respect to any Index, any day on which each Primary Exchange and each Related Exchange are scheduled to be open for trading.

For purposes of the above definition, a limitation on the hours in a trading day and/or number of days of trading will not constitute a Market Disruption Event if it results from an announced change in the regular business hours of the relevant exchange.

Redemption; Defeasance

The Notes are not subject to redemption before maturity, and are not subject to the defeasance provisions described in the section “Description of Debt Securities - Defeasance” in the accompanying prospectus.

Events of Default and Acceleration

If an Event of Default (as defined in the accompanying prospectus) with respect to any Notes has occurred and is continuing, then the amount payable to you, as a beneficial owner of a Note, upon any acceleration permitted by the Indenture will be equal to the Cash Settlement Value as though the date of early repayment were the Maturity Date of the Notes, adjusted by an amount equal to any losses, expenses and costs to us of unwinding any underlying or related hedging or funding arrangements, all as determined by the Calculation Agent. If a bankruptcy proceeding is commenced in respect of us, the claims of the holder of a Note may be limited under Title 11 of the United States Code.

Same-Day Settlement and Payment

Settlement for the Notes will be made by Bear Stearns in immediately available funds. Payments of the Cash Settlement Value will be made by us in immediately available funds, so long as the Notes are maintained in book-entry form.

Calculation Agent

The Calculation Agent for the Notes will be Bear Stearns. All determinations made by the Calculation Agent will be at the sole discretion of the Calculation Agent and will be conclusive for all purposes and binding on the Company and the beneficial owners of the Notes, absent manifest error and provided the Calculation Agent shall be required to act in good faith in making any determination. Manifest error by the Calculation Agent, or any failure by it to act in good faith, in making a determination adversely affecting the payment of principal, interest or premium on principal to holders would entitle the holders, or the Trustee acting on behalf of the holders, to exercise rights and remedies available under the Indenture. If the Calculation Agent uses its discretion to make any determination, the Calculation Agent will notify the Company and the Trustee, who will provide notice to the registered holders of the Notes.

DESCRIPTION OF THE INDICES

ISE SINdex® INDEX

We have derived all information relating to the ISE SINdex® Index (the “SINdex”), including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information. This information reflects the policies of, and is subject to change by the International Securities Exchange Inc., (“ISE”). The ISE is under no obligation to continue to publish, and may discontinue or suspend the publication of the SINdex at any time.

The SINdex tracks the combined performance of publicly traded companies in the following industries: owners and operators of casinos and gaming facilities, producers of beer and malt liquors, distillers, vintners and producers of other alcoholic beverages, and manufacturers of cigarettes and other tobacco products.

The SINdex attempts to capture at least two-thirds of the entire industry’s market capitalization. Due to the non-uniform weight distribution across entire industries, an equal-weighted methodology is used to adjust the weighting of component stocks.

The equal-weighted methodology ensures each component stock is equally represented in the SINdex. This methodology is used when there is an especially wide divergence in the market values of those components. Quarterly rebalancing events are used to “re-set” the weighting of each component such that each component has an equal influence on the index performance.

The SINdex is calculated on a price and total return basis. The price SINdex is calculated in real-time and disseminated via the Options Price Reporting Authority (OPRA) and market data vendors every day the U.S. equity markets are open. The total return SINdex is calculated on an end-of-day basis.

The SINdex contains a maximum of 20 different component stocks. New companies are added to the SINdex when an existing component is removed. Companies may not apply, and may not be nominated, for inclusion in the SINdex. Companies are added or removed by the ISE based on the methodology described herein.

Component eligibility and other requirements

All of the following requirements must be met in order for a company to be eligible for inclusion:

1. Common stock listed on the New York Stock Exchange (NYSE), American Stock Exchange (AMEX), or Nasdaq National Market System (NASDAQ). Initial Public Offerings must be listed for at least 6 months.

2. Public float of at least 25% of the stock.

3. Operating company and not a closed-end fund, exchange-traded fund (ETF), holding company, investment vehicle, or royalty trust.

The following market capitalization, liquidity, and weighting concentration requirements must also be satisfied for the SINdex:

1. Each component stock has a market capitalization of at least $75 million, except that for each of the lowest weighted component securities in the SINdex that in the aggregate account for no more than 10% of the weight of the SINdex, the market capitalization is at least $50 million.

2. Trading volume of each component stock has been at least one million shares for each of the last six months, except that for each of the lowest weighted component securities in the SINdex that in the aggregate account for no more than 10% of the weight of the SINdex, trading volume has been at least 500,000 shares for each of the last six months.

3. No single component stock represents more than 30% of the weight of the SINdex, and the five highest weighted component securities in the SINdex do not in the aggregate account for more than 65% of the weight of the SINdex. This particular requirement will be satisfied at least on the first day of January and July of each year. The ISE applies weight-adjustment factors, shown in the equations below, to address component over-weighting.

Weighting and float-adjustment

The SINdex is weighted by float-adjusted market capitalization, rather than full market capitalization, to reflect the actual number of shares available to investors. Float adjustments are made using Standard & Poor’s, a division of The McGraw-Hill Companies, Inc. (“S&P”) methodology.

The float-adjusted number of shares for each stock is determined by assigning each stock an availability factor. That factor represents the percentage of shares deemed available (i.e., tradable) on the open market, and is developed by excluding certain types of holdings. Shares may be excluded for three reasons: corporate cross-holdings, private control block holdings, or government holdings. Private control blocks are considered to be any entity acting alone or in concert that possess a holding greater than or equal to 10% of the issue’s total capitalization.

Dividend treatment

The price SINdex does not take normal dividend payments into account. Dividends are accounted for in the total return SINdex by reinvesting them on a daily basis. The ISE uses the ex-dividend date to determine the total daily dividends for each day. Special dividends require an index divisor adjustment to prevent such distributions from distorting the price SINdex.

Index equations

The price SINdex is calculated using the following basic equation:

The methodology is represented by the following equation:

where:

I(t) = Index value at time (t)

D(t) = Divisor at time (t)

n = Number of stocks in the index

t = The time the index is calculated

Pi(t) = Price of stock (i) at time (t)

Si(t) = Float-adjusted number of shares of stock (i) at time (t)

WAFi(t) = Weight adjustment factor of stock (i) at time (t)

The initial index divisor is determined using the following equation:

where:

I(o) = Base index value at base date

D(o) = Initial divisor at base date

n = Number of stocks in the index

Pi(o) = Closing price of stock (i) at base date

Si(o) = Float-adjusted number of shares of stock (i) at base date

WAFi(o) = Weight adjustment factor of stock (i) at base date

Initial component selection

The following steps are taken to select the initial components for the SINdex:

1. Rank all common stocks for the SINdex. Stocks shall be ranked in descending order by unadjusted market capitalization

2. Remove companies that do not meet the component eligibility requirements

3. If a component has multiple share classes, include the most liquid issue for that company and remove the remaining classes

4. Select the top 20 companies (maximum) of the industry by market capitalization

5. Adjust each component’s weighting to 1/n, where ‘n’ equals the number of component stocks in the index.

Procedures for rebalancing the SINdex

The SINdex is rebalanced quarterly in March, June, September, and December each year. Changes are made after the close on the third Friday of those months, and become effective at the opening on the next trading day. Changes are announced on the ISE’s publicly available website at least five trading days prior to the effective date.

1. Rank all eligible stocks by market capitalization.

2. Rank all current component stocks in the SINdex by market capitalization.

3. Remove any component stock that fails to meet the eligibility requirements.

4. Add any non-component stock that meets the eligibility requirements, such that the total number of components is at most 20.

5. Adjust the market capitalization of components such that all components have equal weighting.

Unscheduled component changes

Component changes may occur between scheduled review and rebalancing events if a specific corporate event makes an existing component ineligible. The following events may require a component’s replacement:

Event	Action

Merger or acquisition
If a merger or acquisition results in one component absorbing another, the resulting company will remain a component and the absorbed company will be replaced. If a component company is absorbed by a non-component company, the original component will be removed and replaced.

Spin-off
If a component splits or spins off a portion of its business to form one or more new companies, the resulting company with the highest market value will remain a component as long as it meets the eligibility requirements. The remaining companies will be evaluated for eligibility and possible addition to the SINdex.

Bankruptcy	A component will be removed and replaced immediately after bankruptcy filing.

Delisting	A component will be removed and replaced immediately after being delisted from its primary market.

The ISE maintains a Component Replacement Pool (CRP) for the SINdex at all times for contingency purposes. The CRP contains at least three companies that meet the eligibility requirements, where possible, and are ranked by market value. Components removed from the SINdex are replaced with those from the CRP in descending order by market value. Whenever possible, interim component changes are announced on the ISE’s publicly available website five trading days prior to component changes becoming effective.

Price and total return calculation

Price and total return indexes are calculated by S&P. The price SINdex is calculated on a real-time basis, and the total-return SINdex is calculated and disseminated on an end-of-day basis. The SINdex is calculated using the last traded price for each company in the SINdex from the relevant exchanges and markets.

Index values are rounded to two decimal places and divisors are rounded to 14 decimal places.

Current components of the SINdex

The following table sets forth the twenty components currently included in the SINdex as of the close of business January 5, 2007 and the closing price and weighting of each component of the SINdex as of that date. We obtained the data in the following table from the ISE, without independent verification by us. Current prices and weightings of the SINdex components should not be taken as an indication of future performance and no assurance can be given that the prices of any components of the SINdex will increase relative to their current component prices and the weighting of each component is subject to change during the term of the notes.

TICKER	NAME	PRICE*	WEIGHT**
ABV	AmBev -PN (ADR)	47.83	4.92%
ASCA	Ameristar Casinos	29.31	4.88%
BF-B	Brown-Forman Corp.	64.58	4.84%
BUD	Anheuser-Busch	48.8	5.04%
BYD	Boyd Gaming Corp.	46.42	5.05%
CG	Loews Corp. - Carolina Group	64.57	5.16%
DEO	Diageo (ADR)	77.28	4.95%
HET	Harrah's Entertainment	82.47	5.19%
IGT	International Game Technology	45.71	5.08%
LVS	Las Vegas Sands	90.94	5.04%
MGM	MGM Mirage	56.9	5.14%
MO	Altria Group, Inc.	87.15	5.11%
PENN	Penn National Gaming Inc	40.22	5.27%
RAI	Reynolds American Inc.	64.11	4.97%
SGMS	Scientific Games	29.66	4.72%
STN	Station Casinos Inc.	81.1	5.01%
STZ	Constellation Brands	24.41	4.31%
TAP	Molson Coors Brewing Company	75.44	5.10%
UST	UST Inc.	57.12	5.06%
WYNN	Wynn Resorts Ltd	96.88	5.16%

(*) All figures are denominated in U.S. Dollars and are rounded to the nearest cent.

(**) Reflects the approximate weightings of the twenty components of the SINdex , as of the close of business January 5, 2007.

License Agreement with ISE

We have entered into a non-exclusive license agreement with ISE providing for the license to us, in exchange for a fee, of the right to use the SINdex in connection with certain securities, including the Notes.

The Notes are not sponsored, endorsed, sold or promoted by ISE. ISE makes no representation or warranty, express or implied, to the owners of the Notes or any member of the public regarding the advisability of investing in securities generally or in the Notes particularly.

All disclosures contained in this pricing supplement regarding the SINdex, including its make-up, method of calculation and changes in its Components, are derived from publicly available information prepared by ISE. None of us, Bear Stearns or the Trustee assumes any responsibility for the accuracy or completeness of such information.

Historical Performance of the SINdex

The following table sets forth the quarterly high and low intraday levels, as well as end-of-quarter final levels, of the SINdex for each quarter in the period from January 1, 2002 through December 29, 2006. The final level of the SINdex on December 29, 2006 was 113.14. We obtained the data in the following table from Bloomberg Financial Service, without independent verification by us. The SINdex began publishing on June 1, 2005. Therefore, all levels provided prior to June 1, 2005 represent the Sponsor’s application of the index methodology, as described above, beginning with the initial selection of the Index components on December 31, 1998, in order to reconstruct historical data consistent with the Sponsor’s methodology for the period prior to June 1, 2005. Historical levels of the SINdex should not be taken as an indication of future performance and no assurance can be given that the level of the SINdex will increase relative to its Initial Index Level during the term of the notes.

Quarter Ending	Quarterly High	Quarterly Low	Quarterly Close
March 29, 2002	50.16	43.54	50.16
June 28, 2002	54.00	45.06	45.82
September 30, 2002	46.22	39.35	43.53
December 31, 2002	44.69	40.76	44.40
March 31, 2003	45.22	40.36	42.46
June 30, 2003	51.47	42.12	50.79
September 30, 2003	54.07	49.26	52.75
December 31, 2003	61.10	53.40	61.08
March 31, 2004	68.25	61.05	67.99
June 30, 2004	70.17	63.54	68.47
September 30, 2004	69.99	64.05	69.99
December 31, 2004	83.26	69.72	83.07
March 31, 2005	87.94	81.03	85.74
June 30, 2005	87.37	80.56	82.85
September 30, 2005	86.55	81.82	84.08
December 30, 2005	88.35	78.65	87.83
March 31, 2006	98.41	87.51	97.36
June 30, 2006	102.52	92.13	97.16
September 29, 2006	99.90	93.74	99.31
December 29, 2006	113.60	99.31	113.14

THE S&P 500® INDEX (“SPX”)

We have derived all information relating to the SPX, including, without limitation, its make-up, performance, method of calculation and changes in its components, from publicly available sources. That information reflects the policies of and is subject to change by, Standard & Poor’s, a division of The McGraw-Hill Companies, Inc. (“Standard & Poor’s”). Standard and Poor’s is under no obligation to continue to publish, and may discontinue or suspend the publication of the SPX at any time.

Standard & Poor’s publishes the SPX. The SPX is a capitalization weighted index and is intended to provide an indication of the pattern of common stock price movement. The calculation of the level of the SPX, discussed below in further detail, is based on the relative value of the aggregate market value of the common stocks of 500 companies as of a particular time compared to the aggregate average market value of the common stocks of 500 similar companies during the base period of the years 1941 through 1943. As of December 20, 2006, shares of 423 companies of the SPX are traded on the New York Stock Exchange and shares of 77 companies of the SPX are traded on The Nasdaq Stock Market. Standard & Poor’s chooses companies for inclusion in the SPX with the aim of achieving a distribution by broad industry groupings that approximates the distribution of these groupings in the common stock population of the New York Stock Exchange (the “NYSE”), which Standard & Poor’s uses as an assumed model for the composition of the total market. Relevant criteria employed by Standard & Poor’s include the viability of the particular company, the extent to which that company represents the industry group to which it is assigned, the extent to which the market price of that company’s common stock is generally responsive to changes in the affairs of the respective industry and the market value and trading activity of the common stock of that company. Ten main groups of companies comprise the SPX with the number of companies included in each group, as of December 19, 2006, indicated in parenthesis: Industrials (52), Utilities (32), Telecommunication Services (10), Materials (29), Information Technology (78), Energy (31), Consumer Staples (38), Consumer Discretionary (88), Healthcare (55) and Financials (87). Changes in the SPX are reported daily in the financial pages of many major newspapers, on the Bloomberg Financial Service under the symbol “SPX” and on Standard & Poor’s website (http://www.spglobal.com). Information contained in the Standard & Poor’s website is not incorporated by reference in, and should not be considered a part of, this pricing supplement. The SPX does not reflect the payment of dividends on the stocks included in the SPX.

Computation of the SPX

Standard & Poor’s currently computes the SPX as of a particular time as follows:

(i) the product of the market price per share and the number of then outstanding shares of each component stock as determined as of that time (referred to as the “market value” of that stock);

(ii) the market values of all component stocks as of that time are aggregated;

(iii) the average of the market values as of each week in the base period of the years 1941 through 1943 of the common stock of each company in a group of 500 substantially similar companies is determined;

(iv) the mean average market values of all these common stocks over the base period are aggregated (the aggregate amount being referred to as the “base value”);

(v) the current aggregate market value of all component stocks is divided by the base value; and

(vi) the resulting quotient, expressed in decimals, is multiplied by ten.

While Standard & Poor’s currently employs the above methodology to calculate the SPX, no assurance can be given that Standard & Poor’s will not modify or change this methodology in a manner that may affect the performance of the SPX.

Standard & Poor’s adjusts the foregoing formula to offset the effects of changes in the market value of a component stock that are determined by Standard & Poor’s to be arbitrary or not due to true market fluctuations.

These changes may result from causes such as:

•	the issuance of stock dividends,

•	the granting to shareholders of rights to purchase additional shares of stock,

•	the purchase of shares by employees pursuant to employee benefit plans,

•	consolidations and acquisitions,

•	the granting to shareholders of rights to purchase other securities of the company,

•	the substitution by Standard & Poor’s of particular component stocks in the SPX, and

•	other reasons.

In these cases, Standard & Poor’s first recalculates the aggregate market value of all component stocks, after taking account of the new market price per share of the particular component stock or the new number of outstanding shares of that stock or both, as the case may be, and then determines the new base value in accordance with the following formula:

x Old Base Value

The result is that the base value is adjusted in proportion to any change in the aggregate market value of all component stocks resulting from the causes referred to above to the extent necessary to negate the effects of these causes upon the SPX.

In addition, Standard & Poor’s standard practice is to remove all closely held shares and shares held between corporations who are both in the calculations of the SPX and an SPX component’s market value.

License Agreement with S&P

We have entered into a nonexclusive license agreement providing for the license to us, in exchange for a fee, of the right to use indices owned and published by Standard & Poor’s in connection with some securities, including the notes.

The notes are not sponsored, endorsed, sold or promoted by Standard & Poor’s, a division of The McGraw Hill Companies, Inc. Standard & Poor’s makes no representation or warranty, express or implied, to the holders of the notes or any member of the public regarding the advisability of investing in securities generally or in the notes particularly or the ability of the S&P 500® to track general stock market performance. Standard & Poor’s only relationship to Bear Stearns Companies Inc. (other than transactions entered into in the ordinary course of business) is the licensing of certain service marks and trade names of Standard & Poor’s and of the S&P 500® which is determined, composed and calculated by Standard & Poor’s without regard to Bear Stearns Companies Inc .or the notes. Standard & Poor’s has no obligation to take the needs of Bear Stearns Companies Inc. or the holders of the notes into consideration in determining, composing or calculating the S&P 500®. Standard & Poor’s is not responsible for and has not participated in the determination of the timing of the sale of the notes, prices at which the notes are to initially be sold, or quantities of the notes to be issued or in the determination or calculation of the equation by which the notes are to be converted into cash. Standard & Poor’s has no obligation or liability in connection with the administration, marketing or trading of the notes.

STANDARD AND POOR’S DOES NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF THE S&P 500®, OR ANY DATA INCLUDED THEREIN AND STANDARD AND POOR’S SHALL HAVE NO LIABILITY FOR ANY ERRORS, OMISSIONS, OR INTERRUPTIONS THEREIN. STANDARD AND POOR’S MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY HSBC USA INC., OWNERS OF THE NOTES OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE S&P 500® OR ANY DATA INCLUDED THEREIN. STANDARD AND POOR’S MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE S&P 500® OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL STANDARD AND POOR’S HAVE ANY LIABILITY FOR ANY SPECIAL, PUNITIVE, INDIRECT, OR CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS), EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

“STANDARD & POOR’S®”, “S&P®”, “S&P 500®”, “STANDARD & POOR'S 500”, AND “500” ARE TRADEMARKS OF THE MCGRAW-HILL COMPANIES, INC. THE FOREGOING MARKS HAVE BEEN LICENSED FOR USE BY BEAR STEARNS COMPANIES INC. THE NOTES ARE NOT SPONSORED, ENDORSED, SOLD OR PROMOTED BY STANDARD & POOR'S AND STANDARD & POOR'S MAKES NO REPRESENTATION, WARRANTY, OR CONDITION REGARDING THE ADVISABILITY OF INVESTING IN THE NOTES.

Historical Performance of the SPX

The following table sets forth the quarterly high and low intraday levels, as well as end-of-quarter final levels, of the SPX for each quarter in the period from January 1, 2002 through December 29, 2006. The final level of the SPX on December 29, 2006 was 1,418.30. We obtained the data in the following table from Bloomberg Financial Service, without independent verification by us. Historical levels of the SPX should not be taken as an indication of future performance and no assurance can be given that the level of the SPX will increase relative to its Initial Index Level during the term of the notes.

Quarter Ending	Quarterly High	Quarterly Low	Quarterly Close
March 29, 2002	1,176.97	1,074.36	1,147.39
June 28, 2002	1,147.84	952.92	989.82
September 30, 2002	994.46	775.68	815.28
December 31, 2002	954.28	768.63	879.82
March 31, 2003	935.05	788.90	848.18
June 30, 2003	1,015.33	847.85	974.50
September 30, 2003	1,040.29	960.84	995.97
December 31, 2003	1,112.56	995.97	1,111.92
March 31, 2004	1,163.23	1,087.06	1,126.21
June 30, 2004	1,150.57	1,076.32	1,140.84
September 30, 2004	1,140.84	1,060.72	1,114.58
December 31, 2004	1,217.33	1,090.19	1,211.92
March 31, 2005	1,229.11	1,163.69	1,180.59
June 30, 2005	1,219.59	1,136.15	1,191.33
September 30, 2005	1,245.86	1,183.55	1,228.81
December 30, 2005	1,275.80	1,168.20	1,248.29
March 31, 2006	1,310.88	1,245.74	1,294.83
June 30, 2006	1,326.70	1,219.29	1,270.20
September 29, 2006	1,340.28	1,224.54	1,335.85
December 29, 2006	1,431.81	1,327.10	1,418.30

HISTORICAL RELATIVE PERFORMANCE DATA AND HYPOTHETICAL NOTE PERFORMANCE

The following historical information and hypothetical note performance should not be taken as an indication of the future performance of the SINdex, the S&P500, the SINdex relative to the S&P500, or of the Notes.

The Notes do not have a trading history. As a consequence, the following historical relative performance data and hypothetical note performance is based on the actual historical performance of the SINdex relative to the S&P500. No future performance of the Notes or the Indices may be inferred from any of the historical data set forth below.

The hypothetical note performance data presented in Figure 2 below represents reconstructions of a series of hypothetical investments on every quarter ending date during the relevant periods described below. The performance of hypothetical investments is linked to a historical reconstruction of the performance of the SINdex relative to the S&P500 based on the actual historical performance of the SINdex relative to the S&P500. The hypothetical cash settlement values expressed in Figure 2 below use a methodology identical to the methodology that will be used for the Notes.

The Sponsors are responsible for calculating and maintaining the Indices. The policies of the Sponsors concerning the calculation of the Indices will affect the Index Return and, therefore, will affect the value of the Notes. In addition, if a Sponsor discontinues or suspends calculation or publication of an Index, it may adversely affect the value of the Notes. See “Description of the Notes - Discontinuance or Modification of one or more Indices.” The policies of the Sponsors regarding the Indices is impossible to predict. See generally, “Risk Factors - Changes that affect the calculation of the Indices will affect the trading value of the Notes and the amount you will receive at maturity.”

A Sponsor can add, delete or substitute the stocks underlying an Index or make other methodological changes that could alter the Index Levels and adversely affect the value of the Notes. Changes in the companies included in the Indices may affect the Indices, as a newly added company may perform significantly better or worse than the company or companies it replaces. See generally, “Risk Factors - A Sponsor may change the companies underlying the Indices in a way that affects the Index Levels and consequently the value of the Notes.”

All of the historical relative performance data and the hypothetical note performance set forth below was derived from data provided on the Bloomberg Financial Service with respect to each Index, in each case, without independent verification from the Issuer.

The historical relative performance data and the hypothetical note performance presented in Figures 2 and 3 below represent the historical relative performance and hypothetical note performance over a series of 3 year periods beginning on every quarter ending date from and including December 31, 1998 to and including December 31, 2003.

Figure 1 - Quarter Ending Closing Prices

The following table sets forth the quarter closing levels of the SINdex and the S&P500 for each quarter in the period from December 31, 1998 through December 29, 2006.

The SINdex began publishing on June 1, 2005. Therefore, all levels provided for the SINdex prior to June 1, 2005 represent the Sponsor’s application of the index methodology, as described in “Description of the Indices”, beginning with the initial selection of the Index components on December 31, 1998, in order to reconstruct historical data consistent with the Sponsor’s methodology for the period prior to June 1, 2005.

Quarter Ending	SINdex Closing Level	S&P500 Closing Level
December 31, 1998	25.00	1,229.23
March 31, 1999	25.72	1,286.37
June 30, 1999	28.78	1,372.71
September 30, 1999	30.01	1,282.71
December 31, 1999	27.39	1,469.25
March 31, 2000	24.85	1,498.58
June 30, 2000	29.48	1,454.60
September 29, 2000	34.12	1,436.51
December 29, 2000	39.05	1,320.28
March 30, 2001	40.45	1,160.33
June 29, 2001	43.34	1,224.42
September 28, 2001	37.11	1,040.94
December 31, 2001	43.51	1,148.08
March 29, 2002	50.16	1,147.39
June 28, 2002	45.82	989.82
September 30, 2002	43.53	815.28
December 31, 2002	44.40	879.82
March 31, 2003	42.46	848.18
June 30, 2003	50.79	974.50
September 30, 2003	52.75	995.97
December 31, 2003	61.08	1,111.92
March 31, 2004	67.99	1,126.21
June 30, 2004	68.47	1,140.84
September 30, 2004	69.99	1,114.58
December 31, 2004	83.07	1,211.92
March 31, 2005	85.74	1,180.59
June 30, 2005	82.85	1,191.33
September 30, 2005	84.08	1,228.81
December 30, 2005	87.83	1,248.29
March 31, 2006	97.36	1,294.83
June 30, 2006	97.16	1,270.20
September 29, 2006	99.31	1,335.85
December 29, 2006	113.14	1,418.30

Figure 2 -Rolling 3 year Index Returns of the SINdex and the S&P 500, performance of the SINdex relative to the S&P 500, and hypothetical cash settlement values based on performance of the SINdex relative to the S&P500

The chart below illustrates the calculation of (i) the Index Return for the SINdex and the S&P500, (ii) 3 year performance of the SINdex relative to the S&P500, and (iii) the hypothetical cash settlement value available to an investor based on a $1,000 investment in a hypothetical note for each 3-year rolling return period ending on the last day of each quarter between December 31, 2001 and December 29, 2006 inclusive, based on the quarterly closing levels of the SINdex and S&P500 for each such period. The hypothetical cash settlement values are derived from calculating the sum of: (i) a $1,000 initial investment, plus (ii) $1,000 multiplied by 150% of the rolling 3 year performance of the SINdex relative to the S&P500 for the applicable period.

The SINdex began publishing on June 1, 2005. Therefore, all levels provided for the SINdex prior to June 1, 2005 represent the Sponsor’s application of the index methodology, as described in “Description of the Indices”, beginning with the initial selection of the Index components on December 31, 1998, in order to reconstruct historical data consistent with the Sponsor’s methodology for the period prior to June 1, 2005.

Maturity Date	Rolling 3 year Index Return for the SINdex	Rolling 3 year Index Return for the S&P500	Rolling 3 year performance of the SINdex relative to the S&P500	Hypothetical cash settlement value per $1,000 note based on 3 year performance of the SINdex relative to the S&P500
December 31, 2001	+74.04%	-6.60%	+80.64%	$2,209.63
March 29, 2002	+95.02%	-10.80%	+105.83%	$2,587.41
June 28, 2002	+59.21%	-27.89%	+87.10%	$2.306.51
September 30, 2002	+45.05%	-36.44%	+81.49%	$2,222.39
December 31, 2002	+62.10%	-40.12%	+102.22%	$2,533,31
March 31, 2003	+70.87%	-43.40%	+114.27%	$2,713.99
June 30, 2003	+72.29%	-33.01%	+105.29%	$2,579.38
September 30, 2003	+54.60%	-30.67%	+85.27%	$2,279.03
December 31, 2003	+56.41%	-15.78%	+72.20%	$2,082.95
March 31, 2004	+68.08%	-2.94%	+71.02%	$2,065.37
June 30, 2004	+57.98%	-6.83%	+64.81%	$1,972.14
September 30, 2004	+88.60%	+7.07%	+81.53%	$2,222.91
December 31, 2004	+90.92%	+5.56%	+85.36%	$2,280.42
March 31, 2005	+70.93%	+2.89%	+68.04%	$2,020.59
June 30, 2005	+80.82%	+20.36%	+60.46%	$1,906.87
September 30, 2005	+93.15%	+50.72%	+42.43%	$1,636.48
December 30, 2005	+97.82%	+41.88%	+55.94%	$1,839.03
March 31, 2006	+129.30%	+52.66%	+76.64%	$2,149.58
June 30, 2006	+91.30%	+30.34%	+60.95%	$1,914.31
September 29, 2006	+88.27%	+34.13%	+54.14%	$1,812.10
December 29, 2006	+85.23%	+27.55%	+57.68%	$1,865.18

The hypothetical note performance data presented in Figure 2 above represents reconstructions of a series of hypothetical investments on every quarter ending date during the relevant periods described above. The performance of hypothetical investments is linked to a historical reconstruction of the performance of the SINdex relative to the S&P500 based on the actual historical performance of the SINdex relative to the S&P500. The hypothetical cash settlement value expressed in Figure 2 above uses a methodology identical to the methodology that will be used for the Notes.

Figure 3 - Graphical illustration of the results in Figure 2

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following discussion summarizes certain of the material U.S. federal income tax consequences of the purchase, beneficial ownership, and disposition of the Notes. For purposes of this summary, a “U.S. holder” is a beneficial owner of a Note that is:

•	an individual who is a citizen or a resident of the United States, for federal income tax purposes;

•
a corporation (or other entity that is treated as a corporation for federal tax purposes) that is created or organized in or under the laws of the United States or any State thereof (including the District of Columbia);

•	an estate whose income is subject to federal income taxation regardless of its source; or

•
a trust if a court within the United States is able to exercise primary supervision over its administration, and one or more United States persons (as defined for federal income tax purposes) have the authority to control all of its substantial decisions.

For purposes of this summary, a “non-U.S. holder” is a beneficial owner of a Note that is:

•	a nonresident alien individual for federal income tax purposes;

•	a foreign corporation for federal income tax purposes;

•	an estate whose income is not subject to federal income tax on a net income basis; or

•
a trust if no court within the United States is able to exercise primary jurisdiction over its administration or if United States persons (as defined for federal income tax purposes) do not have the authority to control all of its substantial decisions.

An individual may, subject to certain exceptions, be deemed to be a resident of the United States for federal income tax purposes by reason of being present in the United States for at least 31 days in the calendar year and for an aggregate of at least 183 days during a three year period ending in the current calendar year (counting for those purposes all of the days present in the current year, one third of the days present in the immediately preceding year, and one sixth of the days present in the second preceding year).

This summary is based on interpretations of the Code, regulations issued thereunder, and rulings and decisions currently in effect (or in some cases proposed), all of which are subject to change. Any of those changes may be applied retroactively and may adversely affect the federal income tax consequences described herein. This summary addresses only holders that purchase Notes at initial issuance, and own Notes as capital assets and not as part of a “straddle,” “hedge,” “synthetic security,” or “conversion transaction” for federal income tax purposes or as part of some other integrated investment. This summary does not discuss all of the tax consequences that may be relevant to particular investors or to investors subject to special treatment under the federal income tax laws (such as banks, thrifts or other financial institutions; insurance companies; securities dealers or brokers, or traders in securities electing mark-to-market treatment; regulated investment companies or real estate investment trusts; small business investment companies; S corporations; investors that hold their Notes through a partnership or other entity treated as a partnership for federal tax purposes; investors whose functional currency is not the U.S. dollar; certain former citizens or residents of the United States; persons subject to the alternative minimum tax; retirement plans or other tax-exempt entities, or persons holding the Notes in tax-deferred or tax-advantaged accounts; or “controlled foreign corporations” or “passive foreign investment companies” for federal income tax purposes). This summary also does not address the tax consequences to shareholders, or other equity holders in, or beneficiaries of, a holder, or any state, local or foreign tax consequences of the purchase, ownership or disposition of the Notes.

Accordingly, prospective investors are urged to consult their tax advisors with respect to the federal, state and local tax consequences of investing in the Notes, as well as any consequences arising under the laws of any other taxing jurisdiction to which they may be subject.

PROSPECTIVE PURCHASERS OF NOTES SHOULD CONSULT THEIR TAX ADVISORS AS TO THE FEDERAL, STATE, LOCAL, AND OTHER TAX CONSEQUENCES TO THEM OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF NOTES.

In General

There are no statutory provisions, regulations, published rulings or judicial decisions addressing the characterization for federal income tax purposes of securities with terms that are substantially the same as those of the Notes. Accordingly, the proper U.S. federal income tax treatment of the Notes is uncertain. Under one approach, the Notes would be treated as pre-paid cash-settled executory contracts with respect to the Indices. We intend to treat the Notes consistent with this approach, and pursuant to the terms of the Notes, you agree to treat the Notes consistent with this approach. Except as otherwise provided in “—Alternative Characterizations and Treatments,” the balance of this summary assumes that the Notes are so treated.

Federal Income Tax Treatment of U.S. Holders

Upon the receipt of cash at maturity of a Note or upon the sale, exchange or other disposition of a Note in a taxable transaction, a U.S. holder generally will recognize gain or loss equal to the difference between the amount realized at maturity or upon the sale, exchange or other disposition and the U.S. holder’s tax basis in the Note. A U.S. holder’s tax basis in a Note will generally be equal to the U.S. holder’s cost for the Note. Any such gain or loss generally will constitute capital gain or loss, and if held for more than a year at the time of maturity, sale, exchange or other disposition, generally should be long-term capital gain or loss. Long-term capital gains of non-corporate taxpayers are generally eligible for reduced rates of taxation. The ability of U.S. holders to use capital losses to offset ordinary income is limited.

Alternative Characterizations and Treatments

Although we intend to treat each Note as a pre-paid cash-settled executory contract as described above, there are no statutory provisions, regulations, published rulings or judicial decisions addressing the characterization of securities with terms that are substantially the same as those of the Notes, and therefore the Notes could be subject to some other characterization or treatment for federal income tax purposes. For example, each Note could be treated as a “contingent payment debt instrument” for federal income tax purposes. In this event, a U.S. holder would be required to accrue original issue discount income, subject to adjustments, at the “comparable yield” of the Notes and any gain recognized with respect to the Note generally would be treated as ordinary income. Prospective investors should consult their tax advisors as to the federal income tax consequences to them if the Notes are treated as debt instruments for federal income tax purposes.

In addition, certain proposed Treasury regulations require the accrual of income on a current basis for contingent payments made under certain “notional principal contracts.” The preamble to the proposed regulations states that the “wait and see” method of accounting does not properly reflect the economic accrual of income on those contracts and requires current accrual of income for some contracts already in existence. While the proposed regulations do not apply to pre-paid executory contracts, the preamble to the proposed regulations indicates that similar timing issues exist in the case of pre-paid forward contracts and therefore similar timing issues may exist in the case of executory contracts. If the IRS or the U.S. Treasury Department publishes future guidance requiring current economic accrual for contingent payments on pre-paid executory contracts, it is possible that a U.S. holder could be required to accrue income over the term of the Notes.

Other alternative federal income tax characterizations or treatments of the Notes are possible, and if applied could also affect the timing and the character of the income, gain, or loss with respect to the Notes.

Prospective investors in the Notes should consult their tax advisors as to the tax consequences to them of purchasing Notes, including any alternative characterizations and treatments.

Federal Income Tax Treatment of Non-U.S. Holders

A non-U.S. holder that is not subject to U.S. federal income tax as a result of any direct or indirect connection to the United States other than its ownership of a Note should not be subject to U.S. federal income or withholding tax in respect of the Notes so long as (1) the non-U.S. holder provides an appropriate statement, signed under penalties of perjury, identifying the non-U.S. holder and stating, among other things, that the non-U.S. holder is not a United States person (as defined for federal income tax purposes), (2) the non-U.S. holder is not a bank that has purchased the Notes in the ordinary course of its trade or business of making loans, as described in section 881(c)(3)(A) of the Code, (3) the non-U.S. holder is not a “10-percent shareholder” within the meaning of section 871(h)(3)(B) of the Code or a “related controlled foreign corporation” within the meaning of section 881(c)(3)(C) of the Code with respect to us, and (4) the Indices are actively traded within the meaning of section 871(h)(4)(C)(v) of the Code. We expect that the Indices will be treated as actively traded within the meaning of section 871(h)(4)(C)(v) of the Code.

If any of these conditions are not met, a 30% withholding tax may apply to payments on the Notes, unless an income tax treaty reduces or eliminates such tax or the income is effectively connected with the conduct of a trade or business within the United States by such non-U.S. holder. In the latter case, such non-U.S. holder should be subject to U.S. federal income tax with respect to all income from the Notes at regular rates applicable to U.S. taxpayers, and, for a foreign corporation, possibly branch profits tax, unless an applicable treaty reduces or eliminates such tax.

In general, the gain realized on the maturity, sale, exchange or other disposition of the Notes by a non-U.S. holder should not be subject to U.S. federal income tax unless the gain is effectively connected with a trade or business conducted by the non-U.S. holder in the United States, in which case the non-U.S. holder will generally be subject to U.S. federal income tax on any income or gain in respect of the Note at the regular rates applicable to U.S. taxpayers, and, for a foreign corporation, possibly branch profits tax, unless an applicable treaty reduces or eliminates such tax, or the non-U.S. holder is an individual that is present in the United States for 183 days or more in the taxable year of the maturity, sale, exchange or other disposition and certain other conditions are satisfied, in which case the non-U.S. holder will generally be subject to tax at a rate of 30% on the amount by which the non-U.S. holder's capital gains derived from the maturity, sale, exchange, retirement or other disposition of the Notes and other assets that are from U.S. sources exceed capital losses allocable to U.S. sources.

Information Reporting and Backup Withholding

Distributions made on the Notes and proceeds from the sale of Notes to or through certain brokers may be subject to a “backup” withholding tax on “reportable payments” unless, in general, the holder of Notes complies with certain procedures or is an exempt recipient. Any amounts so withheld from distributions on the Notes generally would be refunded by the IRS or allowed as a credit against the holder of Notes federal income tax, provided the holder of Notes makes a timely filing of an appropriate tax return or refund claim.

Reports will be made to the IRS and to holder of Notes that are not exempt from the reporting requirements.

CERTAIN ERISA CONSIDERATIONS

Section 4975 of the Code prohibits the borrowing of money, the sale of property and certain other transactions involving the assets of plans that are qualified under the Code (“Qualified Plans”) or individual retirement accounts (“IRAs”) and persons who have certain specified relationships to them. Section 406 of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), prohibits similar transactions involving employee benefit plans that are subject to ERISA (“ERISA Plans”). Qualified Plans, IRAs and ERISA Plans are referred to as “Plans.”

Persons who have such specified relationships are referred to as “parties in interest” under ERISA and as “disqualified persons” under the Code. “Parties in interest” and “disqualified persons” encompass a wide range of persons, including any fiduciary (for example, investment manager, trustee or custodian) of a Plan, any person providing services (for example, a broker) to a Plan, the Plan sponsor, an employee organization any of whose members are covered by the Plan, and certain persons related to or affiliated with any of the foregoing.

The purchase and/or holding of securities by a Plan with respect to which we, Bear Stearns and/or certain of our affiliates is a fiduciary and/or a service provider (or otherwise is a “party in interest” or “disqualified person”) would constitute or result in a prohibited transaction under Section 406 of ERISA or Section 4975 of the Code, unless such securities are acquired or held pursuant to and in accordance with an applicable statutory or administrative exemption. Each of us and Bear Stearns is considered a “disqualified person” under the Code or “party in interest” under ERISA with respect to many Plans, although neither we nor Bear Stearns can be a “party in interest” to any IRA other than certain employer−sponsored IRAs, as only employer−sponsored IRAs are covered by ERISA.

Applicable administrative exemptions may include certain prohibited transaction class exemptions (for example, Prohibited Transaction Class Exemption (“PTCE”) 84−14 relating to qualified professional asset managers, PTCE 96−23 relating to certain in−house asset managers, PTCE 91−38 relating to bank collective investment funds, PTCE 90−1 relating to insurance company separate accounts and PTCE 95−60 relating to insurance company general accounts).

It should also be noted that the recently enacted Pension Protection Act of 2006 contains a new statutory exemption from the prohibited transaction provisions of Section 406 of ERISA and Section 4975 of the Code for transactions involving certain parties in interest or disqualified persons who are such merely because they are a service provider to a Plan, or because they are related to a service provider. Generally, the new exemption would be applicable if the party to the transaction with the Plan is a party in interest or a disqualified person to the Plan but is not (i) an employer, (ii) a fiduciary who has or exercises any discretionary authority or control with respect to the investment of the Plan assets involved in the transaction, (iii) a fiduciary who renders investment advice (within the meaning of ERISA and Section 4975 of the Code) with respect to those assets, or (iv) an affiliate of (i), (ii) or (iii). Any Plan fiduciary relying on this new statutory exemption (Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code) and purchasing securities on behalf of a Plan will be deemed to represent that (x) the fiduciary has made a good faith determination that the Plan is paying no more than, and is receiving no less than, adequate consideration in connection with the transaction and (y) neither we, Bear Stearns nor any of our affiliates directly or indirectly exercises any discretionary authority or control or renders investment advice (as defined above) with respect to the assets of the Plan which such fiduciary is using to purchase the Notes, both of which are necessary preconditions to utilizing this new exemption. Any purchaser that is a Plan is encouraged to consult with counsel regarding the application of the new exemption.

A fiduciary who causes a Plan to engage, directly or indirectly, in a non−exempt prohibited transaction may be subject to a penalty under ERISA, and may be liable for any losses to the Plan resulting from such transaction. Code Section 4975 generally imposes an excise tax on disqualified persons who engage, directly or indirectly, in non−exempt transactions with the assets of Plans subject to such Section. If an IRA engages in a prohibited transaction, the assets of the IRA are deemed to have been distributed to the IRA beneficiaries.

In accordance with ERISA’s general fiduciary requirements, a fiduciary with respect to any ERISA Plan who is considering the purchase of securities on behalf of such plan should consider the foregoing information and the information set forth in the applicable prospectus supplement and any applicable pricing supplement, and should determine whether such purchase is permitted under the governing plan document and is prudent and appropriate for the ERISA Plan in view of its overall investment policy and the composition and diversification of its portfolio. Fiduciaries of Plans established with, or for which services are provided by, us, Bear Stearns and/or certain of our affiliates should consult with counsel before making any acquisition. Each purchaser of any securities, the assets of which constitute the assets of one or more Plans, and each fiduciary that directs such purchaser with respect to the purchase or holding of such securities, will be deemed to represent that the purchase, holding and disposition of the securities does not and will not constitute a prohibited transaction under Section 406 of ERISA or Section 4975 of the Code for which an exemption is not available.

Certain employee benefit plans, such as governmental plans (as defined in Section 3(32) of ERISA) and, if no election has been made under Section 410(d) of the Code, church plans (as defined in Section 3(33) of ERISA), are not subject to Section 406 of ERISA or Section 4975 of the Code. However, such plans may be subject to the provisions of applicable federal, state or local law (“Similar Law”) similar to the foregoing provisions of ERISA or the Code. Fiduciaries of such plans (“Similar Law Plans”) should consider applicable Similar Law when investing in the securities. Each fiduciary of a Similar Law Plan will be deemed to represent that the Similar Law Plan’s acquisition and holding of the securities will not result in a non−exempt violation of applicable Similar Law.

The sale of any security to a Plan or a Similar Law Plan is in no respect a representation by us or any of our affiliates that such an investment meets all relevant legal requirements with respect to investments by Plans or Similar Law Plans generally or any particular Plan or Similar Law Plan, or that such an investment is appropriate for a Plan or a Similar Law Plan generally or any particular Plan or Similar Law Plan.

USE OF PROCEEDS AND HEDGING

We will use the net proceeds from the sale of the Notes for general corporate purposes and in part for hedging by us or one or more of our subsidiaries (including BSIL) of our obligations under the Notes by the purchase and sale of exchange-traded and over-the-counter options on, or other derivative or synthetic instruments related to, the Indices, individual futures contracts included in the Indices, futures contracts on the Indices and/or options on such futures contracts. At various times after the initial offering and before the maturity of the Notes, depending on market conditions (including the Index Levels), in connection with hedging with respect to the Notes, we expect that we and/or one or more of our subsidiaries will increase or decrease those initial hedging positions using dynamic hedging techniques and may take long or short positions in the Indices, individual futures contracts included in the Indices, listed or over-the-counter options contracts in, or other derivative or synthetic instruments related to, the Indices and such individual futures contracts. In addition, we and/or one or more of our subsidiaries may periodically purchase or otherwise acquire a long or short position in the Notes and may, in our or its discretion, hold or resell such Notes. We or one or more of our subsidiaries may also take positions in other types of appropriate financial instruments that may become available in the future. If we or one or more of our subsidiaries has a long hedge position in the Indices, individual futures contracts included in the Indices or options contracts in, or other derivative or synthetic instruments related to, the Indices and such underlying futures contracts, then we or one or more of our subsidiaries may liquidate a portion of its holdings at or about the time of the maturity of the Notes. Depending on, among other things, future market conditions, the total amount and the composition of such positions are likely to vary over time. We will not be able to ascertain our profits or losses from any hedging position until such position is closed out and any offsetting position or positions are taken into account. Although we have no reason to believe that such hedging activity will have a material effect on the price of such options, futures contracts or options on futures contracts or on the Index Levels, we cannot guarantee that we and one or more of our subsidiaries will not affect such levels as a result of its hedging activities. You should also refer to “Use of Proceeds” in the accompanying prospectus.

SUPPLEMENTAL PLAN OF DISTRIBUTION

Subject to the terms and conditions set forth in the Distribution Agreement dated as of August 16, 2006, as amended, we have agreed to sell to Bear Stearns & Co. Inc. as principal, and Bear, Stearns & Co. Inc. has agreed to purchase from us, the aggregate principal amount of Notes set forth opposite its name below.

Agent	Principal Amount of Notes
Bear, Stearns & Co. Inc.	$2,500,000
Total	$2,500,000

The Agent intends to initially offer $2,500,000 of the Notes to the public at the offering price set forth on the cover page of this pricing supplement, and to subsequently resell the remaining face amount of the Notes at prices related to the prevailing market prices at the time of resale. Potential investors should understand that, as described on the cover, investors who purchase an aggregate amount of at least $1,000,000 of Notes in this initial distribution will be entitled to purchase such Notes for 99.00% of the principal amount. In the future, the Agent may repurchase and resell the Notes in market-making transactions, with resales being made at prices related to prevailing market prices at the time of resale or at negotiated prices. We will offer the Notes to Bear, Stearns & Co. Inc. at a discount of 97.50% of the price at which the Notes are offered to the public. Bear, Stearns & Co. Inc. may reallow a discount to other agents not in excess of 97.50% of the public offering price.

In order to facilitate the offering of the Notes, we may grant the Agent a 30-day option from the date of the final pricing supplement, to purchase from us up to an additional $375,000 at the public offering price, less the agent’s discount, to cover any over-allotments. The Agent may over-allot or effect transactions which stabilize or maintain the market price of the Notes at a level higher than that which might otherwise prevail in the open market. Specifically, the Agent may over-allot or otherwise create a short position in the Notes for its own account by selling more Notes than have been sold to it by us. If this option is exercised, in whole or in part, subject to certain conditions, the Agent will become obligated to purchase from us and we will be obligated to sell to the Agent an amount of Notes equal to the amount of the over-allotment exercised. The Agent may elect to cover any such short position by purchasing Notes in the open market. No representation is made as to the magnitude or effect of any such stabilization or other transactions. Such stabilizing, if commenced, may be discontinued at any time and in any event shall be discontinued within a limited period. No other party may engage in stabilization.

Payment of the purchase price shall be made in funds that are immediately available in New York City.

The agents may be deemed to be “underwriters” within the meaning of the Securities Act of 1933 as amended (the “Securities Act”). We have agreed to indemnify the agents against or to make contributions relating to certain civil liabilities, including liabilities under the Securities Act. We have agreed to reimburse the agents for certain expenses.

The Notes are a new issue of securities with no established trading market. The Notes will not be listed on any securities exchange and we do not expect a trading market will develop. Bear, Stearns & Co. Inc. has advised us that, following completion of the offering of the Notes, it intends under ordinary market conditions to indicate prices for the Notes on request, although it is under no obligation to do so and may discontinue any market-making activities at any time without notice. Accordingly, no guarantees can be given as to whether an active trading market for the Notes will develop or, if such a trading market develops, as to the liquidity of such trading market. We cannot guarantee that bids for outstanding Notes will be made in the future; nor can we predict the price at which any such bids will be made. The Notes will cease trading as of the close of business on the Maturity Date.

Because Bear, Stearns & Co. Inc. is our wholly-owned subsidiary, each distribution of the Notes will conform to the requirements set forth in Rule 2720 of the NASD Conduct Rules.

LEGAL MATTERS

The validity of the Notes will be passed upon for us by Cadwalader, Wickersham & Taft LLP, New York, New York.

You should only rely on the information contained in this pricing supplement and the accompanying prospectus supplement and prospectus. We have not authorized anyone to provide you with information or to make any representation to you that is not contained in this pricing supplement and the accompanying prospectus supplement and prospectus. If anyone provides you with different or inconsistent information, you should not rely on it. This pricing supplement and the accompanying prospectus supplement and prospectus are not an offer to sell these securities, or a solicitation of an offer to buy these securities, in any jurisdiction where the offer or sale is not permitted. You should not under any circumstances assume that the information in this pricing supplement and the accompanying prospectus supplement and prospectus is correct on any date after their respective dates.

The Bear Stearns
Companies Inc.

$2,500,000

Medium-Term Notes, Series B

Linked to the Outperformance of the ISE
SINdex Relative to the S&P 500
Due January 29, 2010

____________________________

PRICING SUPPLEMENT
____________________________

Bear, Stearns & Co. Inc.

January 31, 2007

TABLE OF CONTENTS

Pricing Supplement

Page
Summary	PS-2
Key Terms	PS-4
Questions and Answers	PS-6
Risk Factors	PS-10
Description of the Notes	PS-17
Description of the Indices	PS-25
Historical Relative Performance Data and Hypothetical Note Performance	PS-33
Certain U.S. Federal Income Tax Considerations	PS-37
Certain ERISA Considerations	PS-39
Use of Proceeds and Hedging	PS-41
Supplemental Plan of Distribution	PS-41
Legal Matters	PS-42

Prospectus Supplement
Risk Factors	S-3
Pricing Supplement	S-8
Description of Notes	S-8
Certain US Federal Income Tax Considerations	S-32
Supplemental Plan of Distribution	S-46
Listing	S-47
Validity of the Notes	S-47
Glossary	S-47

Prospectus
Where You Can Find More Information	1
The Bear Stearns Companies Inc.	2
Use of Proceeds	4
Description of Debt Securities	4
Description of Warrants	16
Description of Preferred Stock	21
Description of Depositary Shares	25
Description of Depository Contracts	28
Description of Units	31
Book-Entry Procedures and Settlement	33
Limitations on Issuance of Bearer Debt Securities and Bearer Warrants	43
Plan of Distribution	44
ERISA Considerations	48
Legal Matters	49
Experts	49